Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

WEBMEDIABRANDS INC.

and

QUINSTREET, INC.

Dated as of

August 7, 2009

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

EXHIBIT A	Schedule of Exceptions
EXHIBIT B	Transition Services Agreement
EXHIBIT C	Bill of Sale
EXHIBIT D	Copyright Assignment Agreement
EXHIBIT E	Transferred Marks Assignment Agreement
EXHIBIT F	Domain Name Transfer Agreement
EXHIBIT G	Assumption Agreement
EXHIBIT H	Sample Calculation of Net Working Capital
EXHIBIT I	Noncompetition and Nonsolicitation Agreements
EXHIBIT J	Support Agreements
EXHIBIT K	Current Liabilities Being Assumed

v

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 7 2009, by and between WebMediaBrands Inc. a Delaware corporation (“Seller”), and QuinStreet, Inc., a California corporation (“Purchaser” and, together with Seller, each a “Party” and, collectively, the “Parties”).

WHEREAS, among other businesses, Seller is engaged in the business of operating the Websites (collectively, the “Business”);

WHEREAS, concurrently with the execution of this Agreement, the Key Transferred Employees shall have accepted offers of employment with Purchaser effective on the Closing;

WHEREAS, concurrently with the execution of this Agreement, certain stockholders of Seller have agreed to enter into Support Agreements in the forms attached hereto as EXHIBIT J, whereby such stockholders have agreed to vote their shares in favor of the Transactions; and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller all of the assets of Seller used primarily in connection with the Business (other than the Excluded Assets), in consideration for the payments from Purchaser and Purchaser’s assumption of certain liabilities of Seller related to the Business, each as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, Seller and the Purchaser hereby agree as follows.

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. For purposes of this Agreement:

“Advertiser” means a Person who is a party to any Advertising Agreement.

“Advertising Agreements” means advertising contracts and insertion orders whereby advertisers or their agents purchase the right to place advertising on (or the right to receive leads generated from) one or more of the Websites.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Allocation Schedule” shall have the meaning as set forth in Section 7.5(c) of this Agreement.

“Ancillary Agreements” means the Transition Services Agreement, the Bill of Sale, the Copyright Assignment Agreement, Transferred Marks Assignment Agreement, the Domain Name Transfer Agreement, the Assumption Agreement, the Noncompetition and Nonsolicitation Agreements, the Seller Closing Certificate and the Purchaser Closing Certificate.

“Anniversary Payment” shall have the meaning set forth in Section 3.2(a)(ii) of this Agreement.

“Assets” of any Person means all of such Person’s right, title and interest in and to all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including Contracts and Intellectual Property.

“Assets to Liabilities Ratio” shall mean, as of a particular date, the ratio in which the numerator is the sum of Purchaser’s unrestricted cash, cash equivalents and marketable securities plus trade accounts receivable less than 90 days from invoice date, and the denominator is the sum of Purchaser’s current liabilities, as determined pursuant to GAAP.

“Assumed Contracts” shall have the meaning set forth in Section 2.1(c) of this Agreement.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3 of this Agreement.

“Assumption of Liabilities” shall have the meaning set forth in Section 3.4(c) of this Agreement.

“Bill of Sale” shall have the meaning set forth in Section 3.3(b) of this Agreement.

“Breach” of a representation, warranty, covenant, obligation or other provision means there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision.

“Business” shall have the meaning set forth in the Preamble to this Agreement.

“Business Assets” means all Assets of Seller or any Affiliate of Seller, other than the Excluded Assets, used (or held for use) primarily in connection with the Business.

“Business Contracts” means all Contracts of Seller or any Affiliate of Seller used primarily in connection with or primarily related to the Business by which the Business Assets (other than the Excluded Assets) or the Assumed Liabilities are bound or affected in any material respect including, without limitation, all Advertising Agreements, Client Agreements, Subscription Agreements, Media Buying Agreements, customer agreements, partner agreements, insertion orders, license agreements and hosting agreements.

“Business Database” means any Database primarily related to or maintained primarily by or for the Business as presently conducted.

“Business Day” means any day that is not a Saturday, a Sunday or a scheduled holiday of the Federal Reserve Bank of New York.

“Business Employee” means any current employee of Seller who provided services in connection with the operation of the Business.

“Business Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or in the last six years has been maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate for the benefit of any Business Employee or former Business Employee, or with respect to which Seller or any ERISA Affiliate has or may have any liability or obligation with respect to the Business, except such definition shall not include any Employee Agreement.

“Business Governmental Authorizations” shall have the meaning set forth in Section 4.14(a).

“Business IP” shall mean all Intellectual Property Rights owned (whether exclusively, jointly with another Person, or otherwise) by Seller, which are used primarily in the operation of the Business as currently conducted or currently contemplated to be conducted, including all Intellectual Property Rights in or pertaining to the Business Products and all Business Website Content owned by Seller.

“Business IP Contract” shall mean any Business Contract to which Seller is a party or by which Seller is bound, which contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that relates to any Business IP.

“Business Privacy Policy” means each privacy policy of Seller relating to the Business in effect at any time within the two-year period preceding the Closing Date, including any policy relating to (i) the privacy of users of the Business Products or other users of the Business or of any of the Websites or (ii) the collection, storage, disclosure and transfer of any User Data or Personal Data.

“Business Product” shall mean any product or service that is (i) marketed, distributed, licensed or sold by or on behalf of Seller primarily in connection with the Business as presently conducted or (ii) currently under development by or on behalf of Seller and intended by Seller to be marketed, distributed, licensed or sold by or on behalf of Seller in connection with the Business as presently conducted or presently intended to be conducted in the future.

“Business Records” means Seller’s accounting, business, customer, advertiser, financial and Tax records to the extent that they exist and primarily relate to the Business Assets or the Business, other than Excluded Assets, for the four years immediately preceding the Closing.

“Business Software” shall have the meaning set forth in Section 4.10(l) of this Agreement.

“Business Tangible Property” means all furniture, fixtures, improvements, equipment, computers, computer hardware (including computer servers), computer software, office equipment and apparatuses, tools, machinery and other tangible property of every kind (wherever located, whether or not carried on the Business Records and whether or not leased), other than office supplies and tangible property which individually or in the aggregate have de minimis value, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto, in each case that relate primarily to the Business, the Business Assets, the Business Contracts or the Assumed Liabilities or that are primarily used by Transferred Employees in the Ordinary Course of Business, and that are not otherwise listed as Excluded Assets.

“Business Trademarks” shall have the meaning set forth in Section 4.10(h)(ii) of this Agreement.

“Business Website Content” means all content on the Websites (whether placed thereon by Seller, users or other third parties).

“Cash” means cash and cash equivalents (including marketable securities and short term investments).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

“Challenged IO” shall have the meaning set forth in Section 6.8 of this Agreement.

“Client Agreement” means any Contract or license (written or oral) between a Person and Seller pursuant to which such Person obtains Business Products from Seller.

“Clients” means a Person who is a party to any Client Agreement, including Persons who participate in the Guaranteed-Effective Marketing Solutions (GEMS) program.

“Closing” shall have the meaning set forth in Section 3.1 of this Agreement.

“Closing Date” means the date of the Closing.

“Closing Net Working Capital” shall have the meaning set forth in Section 3.5(a) of this Agreement.

“Closing Payment” shall have the meaning set forth in Section 3.2(a)(i) of this Agreement.

“Closing Statement” shall have the meaning set forth in Section 3.5(a) of this Agreement.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.5(a) of this Agreement.

“Contract” means any legally binding agreement, written commitment, arrangement, lease, license, understanding or contract.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.

“Copyright Assignment Agreement” shall have the meaning set forth in Section 3.3(c) of this Agreement.

“Copyrights” means all works of authorship, and all copyrights therein.

“Current Assets” means the current assets primarily associated with the Business, as determined pursuant to GAAP, as applied on a consistent basis, and as calculated pursuant to the methodology set forth in EXHIBIT H.

“Current Liabilities” means the current liabilities primarily associated with the Business, as determined pursuant to GAAP, as applied on a consistent basis, and as calculated pursuant to the methodology set forth in EXHIBIT H.

“Databases” means all proprietary databases and other data sets and compilations, whether written, electronic or in another form, and all documentation relating to the foregoing, including manuals, memoranda and records.

“Debt” shall mean, as of a particular date, the aggregate amount of all outstanding indebtedness of Purchaser, excluding current liabilities incurred in the ordinary course of business.

“Deductible” shall have the meaning set forth in Section 9.4(b)(ii) of this Agreement.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Domain Name Transfer Agreement” shall have the meaning set forth in Section 3.3(e) of this Agreement.

“EBITDA” shall mean with respect to any fiscal period an amount equal to the sum of Purchaser’s earnings before depreciation, amortization, non-cash stock compensation, net interest and taxes, but excluding one-time acquisition costs related to the Financial Accounting Standards Board Statement No. 141(R), measured on a trailing four fiscal quarter basis.

“Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between Seller or any ERISA Affiliate and any Business Employee.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, lease, license, option, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature or similar encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning set forth in Section 2.2 of this Agreement.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4 of this Agreement.

“Final Net Working Capital” shall have the meaning set forth in Section 3.5(b) of this Agreement.

“Financial Statements” shall have the meaning set forth in Section 4.4(b) of this Agreement.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time as consistently applied.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body with applicable jurisdiction.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been or may in the future be issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” includes: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA, any other so called “superfund” or “superlien” law, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act and the respective regulations promulgated thereunder) or (d) any other substance or material (regardless of physical form) or form of energy that, due to its hazardous characteristics, is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health or the environment.

“Indemnification Claim Dispute” shall have the meaning set forth in Section 9.5(c) of this Agreement.

“Indemnification Claim Notice” shall have the meaning set forth in Section 9.5(a) of this Agreement.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means Seller pursuant to Section 9.2 and Purchaser pursuant to Section 9.3, as the case may be.

“Intellectual Property” shall mean and include all algorithms, application programming interfaces, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, lists, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, user interfaces, techniques, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, whether owned or held for use under license, including all rights and interests pertaining to or deriving from: (a) Patents, inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) Software; (c) Copyrights; (d) Trade Secrets; (e) Trademarks; (f) Databases; (g) Internet Properties; (h) publicity rights; and (i) moral rights; including in each case of (a) through (i) any registrations of, applications to register, and renewals and extensions, continuations, continuations-in-part, counterparts, divisions, or reissues of, and applications for, any of the foregoing with or by any governmental authority in any jurisdiction.

“Internet Properties” means all rights to Uniform Resource Locators and domain names.

“IRS” means the United States Internal Revenue Service.

“Key Transferred Employees” shall mean the five Business Employees identified on Section 1.1 of the Schedule of Exceptions.

“Knowledge of Seller” or similar terms used in this Agreement means any fact, matter or circumstance of which Alan Meckler, Don O’Neill, Mitch Eisenberg, Scott Bialous or Tom Kitt had actual knowledge after due inquiry.

“Leased Real Property” means the real property leased by Seller as tenant and used exclusively in the operation of the Business, together with, to the extent leased by Seller, all buildings and other structures, facilities or improvements currently or hereafter located thereon, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Legal Requirement, Proceeding or Governmental Order and those arising under any Contract, arrangement, commitment or undertaking.

“Loss” shall have the meaning set forth in Section 9.2 of this Agreement.

“Material Adverse Effect” means any circumstance, change, event, development or effect that is, individually or in the aggregate, material and adverse to (i) the Business, the Business Assets, or the Business’ liabilities, operations or financial performance or (ii) the ability of Seller to consummate the Transactions (other than Purchaser’s ability to obtain financing for the Transactions); provided, however, that none of the following shall be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes after the date hereof in any applicable Legal Requirement or in GAAP, (c) changes resulting from the announcement or pendency of this Agreement or the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors or employees, (d) acts of war, armed hostilities, sabotage or terrorism occurring after the date of this Agreement, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (e) acts of God such as lightning, earthquakes, floods, storms, hurricanes, freezes, cyclones, tidal waves, tornadoes, unusual weather conditions, epidemics, or plagues, (f) any failure by Seller to meet any internal or external projections, forecasts or estimates of revenues or earnings, in and of itself, for any period ending on or after the date hereof; provided, however, that the exceptions in this clause (f) shall not apply to facts and circumstances underlying any such failure, (g) any action by Purchaser or any of its Affiliates or the omission of an action that was required to be taken by Purchaser or any of its Affiliates, (h) changes after the date hereof in the industry in which the Business is operated or (i) any action taken by Seller or its Affiliates at the request or with the consent of Purchaser

(but only if with respect to the foregoing effects in (a), (b), (d), (e) or (h), the Business is not disproportionately affected thereby relative to other Persons in the industry in which the Company and its Subsidiaries are engaged). For the avoidance of doubt, any material adverse effect solely and exclusively on any business or division of Seller other than the Business shall not be taken into account in determining whether a Material Adverse Effect exists. Purchaser bears the burden of proof that any circumstance, change, event, development or effect is, individually or in the aggregate, material and adverse to (i) the Business, the Business Assets, or the Business’ liabilities, operations or financial performance or (ii) the ability of Seller to consummate the Transactions. Seller bears the burden of proof that any exception to the definition of Material Adverse Effect applies.

“Media Buying Agreements” means advertising contracts and insertion orders whereby the Business purchases the right to place advertising on (or the right to receive leads generated from) one or more third-party websites.

“Net Working Capital” means the amount of the Current Assets as of the Closing Date less the Current Liabilities as of the Closing Date, each as adjusted pursuant to the terms set forth on EXHIBIT H. Net Working Capital as of May 31, 2009 is calculated as set forth in EXHIBIT H attached hereto, and the parties hereto agree that any determination of Net Working Capital shall be made in a manner consistent with EXHIBIT H, including with consistent classifications, judgments, calculations and estimation methodologies as those used in the preparation of EXHIBIT H.

“Noncompetition and Nonsolicitation Agreements” shall have the meaning set forth in Section 3.3(j) of this Agreement.

“Offer Recipient” shall have the meaning set forth in Section 6.13(a) of this Agreement.

“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

“Ordinary Course of Business” means, with respect to the operation by Seller of the Business, the operation thereof in the ordinary course of business consistent with prior practices with respect to the operation thereof.

“Organizational Documents” means, with respect to a particular Person, the limited liability company agreement, limited partnership agreement, partnership agreement, certificate of formation, certificate of incorporation, bylaws or any other similar organizational document of such Person.

“Patents” means all patents and patent applications.

“Party” and “Parties” shall have the meanings set forth in the Preamble to this Agreement.

“Permitted Encumbrances” means (a) Encumbrances for Taxes and other governmental charges and assessments that are (i) not yet due and payable or (ii) being contested by appropriate proceedings in good faith, in the case of clause (ii), for which an appropriate reserve has been established on Seller’s Financial Statements in accordance with GAAP, (b) statutory Encumbrances of landlords, lessors, carriers, warehousemen, mechanics and materialmen and other similar statutory Encumbrances imposed by Legal Requirements, in each case that are arising in the Ordinary Course of Business, that are not material individually or in the aggregate to Seller and, secure obligations not more than 60 days past due, (c) Encumbrances created by this Agreement or any of the Ancillary Agreements, or in connection with the Transactions, or by the actions of Purchaser and (d) Encumbrances set forth in Section 1.1 of the Schedule of Exceptions.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Authority or any arbitrator or arbitration panel.

“Proposed Allocation Schedule” shall have the meaning as set forth in Section 7.5(a) of this Agreement.

“Proxy Statement” shall mean a definitive form proxy statement relating to Seller Stockholders’ Meeting to be held in connection with the Sale.

“Purchase Price” shall have the meaning set forth in Section 3.2(a) of this Agreement.

“Purchaser” shall have the meaning set forth in the Preamble to this Agreement.

“Purchaser Closing Certificate” shall have the meaning set forth in Section 3.4(h) of this Agreement.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 9.2 of this Agreement.

“Registered IP” shall mean (a) all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all registered Patents, registered Copyrights and registered Trademarks, (b) all Internet Properties and (c) all applications for any of the foregoing.

“Registered Business IP” shall mean all Business IP that is Registered IP.

Each of the following shall be deemed to be a “Related Party”: (a) Alan Meckler, Don O’Neill, Mitch Eisenberg, Tom Kitt and each individual who is a director of Seller or any of its Affiliates; (b) each member of the immediate family of each of the individuals referred to in clause (a) above; (c) any Entity in which any one of the individuals referred to in clauses (a) and (b) above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling voting interest; and (d) each Business Employee.

“Remaining IO” shall have the meaning set forth in Section 6.8 of this Agreement.

“Representative” of a Person means such Person’s members, directors, controlling Persons, officers, employees, agents, partners and advisors (including attorneys, accountants, consultants, bankers, financial advisors and prospective sources of financing for the Transactions), as applicable.

“Review Period” shall have the meaning set forth in Section 3.5(b) of this Agreement.

“Sale” means the sale by Seller of the Business Assets to Purchaser pursuant to this Agreement.

“Schedule of Exceptions” means the Schedule of Exceptions attached hereto as EXHIBIT A, dated as of the date hereof and as amended or supplemented by Seller pursuant to the terms hereof, delivered by Seller to Purchaser in connection with this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the Preamble to this Agreement.

“Seller Board Recommendation” means the recommendation of Seller’s board of directors that the stockholders of Seller approve the Sale.

“Seller Closing Certificate” shall have the meaning set forth in Section 3.3(g) of this Agreement.

“Seller Indemnified Party” shall have the meaning set forth in Section 9.3 of this Agreement.

“Seller’s Organizational Documents” shall have the meaning set forth in Section 2.2(e) of this Agreement.

“Seller SEC Documents” means (i) Seller’s Annual Reports on Form 10-K for the 2007 and 2008 fiscal years, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in fiscal year 2007 and 2008 and for the first fiscal quarter of the 2009 fiscal year of Seller, (iii) all proxy statements relating to Seller’s meetings of stockholders (whether annual or special) held since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of fiscal year 2007, and (v) all other forms, reports, registration statements, financial statements and other documents filed or submitted by Seller with or to the SEC since the beginning of fiscal year 2007.

“Seller Stockholder Approval” shall mean the affirmative vote of the holders of at least a majority of the votes of the outstanding shares of Seller’s equity stock entitled to vote thereon to approve the Sale.

“Seller Stockholders’ Meeting” shall have the meaning set forth in Section 6.6(b)(i) of this Agreement.

“Settlement Accountant” shall have the meaning set forth in Section 3.5(b) of this Agreement.

“Software” means all computer software and firmware, including data files, source code, object code and software-related specifications and documentation.

“Specified Representations” shall have the meaning set forth in Section 9.1 of this Agreement.

“Statement of Objections” shall have the meaning set forth in Section 3.5(b) of this Agreement.

“Straddle Period” shall have the meaning set forth in Section 7.2 of this Agreement.

“Subscriber” means a Person who has registered on the Websites or who has the right to use the services provided by the Business pursuant to a Subscription Agreement.

“Subscription Agreement” means any Contract or license between a Subscriber and Seller pursuant to which the Subscriber uses the services provided by the Business.

“Subsidiary” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person.

“Superior Proposal” means a bona fide, written Takeover Proposal (on its most recently amended and modified terms, if amended and modified) made by a Third Party (i) on terms which Seller’s board of directors determines in good faith (after receiving advice of its legal advisors and independent financial advisors) to be more favorable to Seller’s stockholders from a financial point of view than the transactions provided for in this Agreement, taking into account at the time of determination any binding, written offer by Purchaser to amend the terms and conditions of this Agreement, the ability of the Person making such Takeover Proposal to consummate the transactions contemplated by such Takeover Proposal and all legal, financial (including any financing contingency and commitment letters related thereto) and regulatory aspects of such Takeover Proposal and (ii) which, in the good faith, reasonable judgment of Seller’s board of directors, is reasonably likely to be consummated within a reasonable time; provided, however, for purposes of this definition, the term Takeover Proposal shall have the meaning assigned to such term herein, except that the references to “twenty-five percent (25%)” in such definition shall be deemed to be references to “fifty percent (50%).”

“Takeover Proposal” means any inquiry, proposal or offer, whether in writing or otherwise, from a Third Party to acquire (a) beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of any of the Business Assets or any of the other Assets of Seller that constitute 25% or more of the consolidated revenues, net income or Assets of Seller and its Subsidiaries or (b) 25% or more of any class of equity securities of Seller or any of its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of Assets, tender offer, exchange offer or similar transaction with respect to either Seller or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions, that, if consummated, would result in such Third Party or another Third Party acquiring beneficial ownership of Assets that constitute 25% or more of the consolidated revenues, net income or Assets of Seller and its Subsidiaries, or 25% or more of the equity interest in either Seller or any of its Subsidiaries.

“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including all federal, state, local, municipal, county, foreign and other income, franchise, profits, capital gains, capital stock, capital structure, transfer, gross receipt, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative, minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever in the nature of a tax (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any governmental authority (domestic or foreign), and any penalties and interest with respect thereto.

“Tax Period” means any period prescribed by any taxing or Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes, including any amendments thereto.

“Termination Fee” means $720,000.

“Third Party” means any Person or group other than a Party hereto.

“Third Party Claim” shall have the meaning set forth in Section 9.6 of this Agreement.

“Trademarks” means all registered and common law trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, trademark and service mark registrations and applications, and the goodwill associated therewith.

“Trade Secrets” means all trade secrets, business, technical and know-how information, non-public information and confidential information and rights to limit the use or disclosure thereof by any Person.

“Transaction Expenses” means all of the reasonable, actual and documented out-of-pocket fees and expenses incurred on or prior to the termination of this Agreement in connection with the Transactions; provided, that in no event shall the Purchaser’s Transaction Expenses exceed $180,000 in the aggregate for purposes of reimbursement by Seller under Section 10.3 hereof.

“Transaction Taxes” shall have the meaning set forth in Section 7.1 of this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Sale.

“Transition Services Agreement” shall have the meaning set forth in Section 3.3(a) of this Agreement.

“Transferred Trademark Assignment Agreement” shall have the meaning set forth in Section 3.3(d) of this Agreement.

“Transferred Employee” shall have the meaning set forth in Section 6.13(a) of this Agreement.

“Treasury Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Unaudited Interim Balance Sheet” shall have the meaning set forth in Section 4.6 of this Agreement.

“URL” means a uniform resource locator.

“User Data” means any Personal Data or other data or information collected by or on behalf of Seller from users of the Business Products or of any Website.

“WARN Act” shall have the meaning set forth in the Section 4.16(h) of this Agreement.

“Websites” means the Internet Properties identified in Section 2.1(a) of the Schedule of Exceptions.

1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f) when a reference is made in this Agreement to Seller having delivered a document to the Purchaser, such reference shall include Seller having included such document on the virtual data site created for purposes of the Transactions; and

(g) references to a Person are also to its successors and permitted assigns.

ARTICLE II

PURCHASE AND SALE OF BUSINESS ASSETS

2.1 Transfer of Business Assets. At the Closing, and upon the terms and conditions herein set forth, Seller shall sell to Purchaser, and Purchaser shall acquire from Seller, all of Seller’s right, title and interest in, to and under the Business Assets, free and clear of any Encumbrances other than Permitted Encumbrances. Such Business Assets shall include all of Seller’s properties, goodwill and assets of every kind, nature and description, existing on the Closing Date (including Assets acquired after the date hereof) and used primarily in connection with the Business, whether real, personal or mixed, tangible or intangible, in electronic form or otherwise, wherever located and whether or not reflected on Seller’s books and records, in each case other than the Excluded Assets. Without limiting the generality of the foregoing, the Business Assets shall include all of Seller’s right, title and interest in and to the following property, but shall exclude the Excluded Assets:

(a) all domain names used primarily in connection with the Business (including all of the Websites listed in Section 2.1(a) of the Schedule of Exceptions);

(b) all Current Assets excluding cash and cash equivalents;

(c) subject to Section 6.7(b) and (c), all of Seller’s rights under all Business Contracts identified in Section 2.1(c) of the Schedule of Exceptions (the “Assumed Contracts”);

(d) all Business IP used primarily in connection with the Business, including all goodwill of the Business appurtenant thereto;

(e) all Business Databases and all other customer and advertiser lists showing all customers and advertisers for the two years prior to the Closing and any information that exists related to the following: customer or advertiser contract amounts, pricing (CPM or price per lead, as applicable), contact information for the signatory of the contract, a summary of the relevant business terms, and name and contact information of the agency if Seller’s relationship with the customer or advertiser was via an agency;

(f) all Client and Subscriber lists;

(g) all Business Tangible Property, including any tangible property set forth in Section 2.1(g) of the Schedule of Exceptions;

(h) the Leased Real Property, including prepaid rents, deposits and income related thereto;

(i) all transferable telephone exchange numbers used primarily in connection with the Business;

(j) to the extent transferable under applicable Legal Requirements, all Business Governmental Authorizations;

(k) originals or copies of all Business Records (other than Seller’s Organizational Documents);

(l) to the extent transferable, all claims, demands, deposits, refunds, rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment related primarily to the Business, the Business Assets or the Assumed Liabilities, including (i) rights under or pursuant to all warranties, representations and guarantees made by suppliers or service providers in connection with the Business, the Business Assets or the Assumed Liabilities, (ii) proceeds from insurance policies that relate primarily to the Business, the Business Assets or the Assumed Liabilities and (iii) for the breach, infringement or misappropriation, as the case may be, of any of the foregoing;

(m) all of Seller’s rights, if any, related to the Business under noncompetition, nonsolicitation, assignment of intellectual property and inventions, and similar agreements between Seller and the Business Employees or former Business Employees; and

(n) without limiting the foregoing, all of the assets listed in Section 2.1(n) of the Schedule of Exceptions.

2.2 Excluded Assets. The Business Assets do not include the Assets of Seller listed or described in this Section 2.2 (all Assets not being acquired by Purchaser are herein referred to as the “Excluded Assets”):

(a) any Assets of Seller that are not primarily used in the Business;

(b) all Cash, bank deposits and bank accounts of Seller whether related to the Business or otherwise;

(c) any rights to receive refunds with respect to (i) any and all Taxes of Seller related to the Business paid on or prior to the Closing Date, and (ii) any and all Taxes of Seller not related to the Business paid at any time, in each case including any interest received with respect thereto;

(d) all rights of Seller arising under this Agreement and any Ancillary Agreement;

(e) Seller’s corporate seal, minute book, charter documents, stock certificates, stock records and other Organizational Documents (together, the “Seller’s Organizational Documents”);

(f) all personnel records and other records that Seller is required by applicable Legal Requirements to retain in its possession or is not permitted under applicable Legal Requirements to provide to Purchaser; provided, that Seller shall provide copies of any portions of such retained information that relate to either (i) the Business or (ii) the Business Assets, except to the extent prohibited by applicable Legal Requirements;

(g) all claims, demands, deposits, refunds, rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment to the extent relating to any Excluded Assets or the Excluded Liabilities;

(h) any capital stock of Seller;

(i) all equity interests Seller holds in any other Person, including any of Seller’s Subsidiaries; and

(j) any assets set forth in Section 2.2(j) of the Schedule of Exceptions.

2.3 Assumption of Liabilities. At the Closing, Purchaser shall assume, and Purchaser shall hereafter pay, perform, satisfy and discharge when due, the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(a) all liabilities and obligations of Seller under the Assumed Contracts (including Assumed Contracts subject to Sections 6.7(b) or (c) below), but only to the extent such liabilities and obligations (A) arise after the Closing Date, (B) do not arise from or relate to any Breach by Seller of any provision of any of such Assumed Contracts, and (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach of any of such Assumed Contracts;

(b) all Liabilities for Taxes relating to or arising out of the Business Assets or the operation of the Business after the Closing Date except for such Taxes that are the responsibility of Seller pursuant to Article VII;

(c) the Current Liabilities of Seller identified on EXHIBIT K;

(d) to the extent expressly provided for under the Transition Services Agreement, all Liabilities arising out of or relating to the Business or Business Assets incurred after the Closing Date; and

(e) the Liabilities set forth on Section 2.3(e) of the Schedule of Exceptions.

2.4 Excluded Liabilities. Seller shall retain and shall hereafter pay, perform, satisfy and discharge when due, all Liabilities other than Assumed Liabilities, including, without limitation, the following Liabilities (the “Excluded Liabilities”):

(a) all Liabilities relating to or arising out of the Excluded Assets;

(b) all Liabilities arising out of any transaction or obligation incurred by Seller on or after the Closing Date, except for Liabilities arising out of or related to the Business or Business Assets to the extent expressly provided for under the Transition Services Agreement;

(c) all Liabilities for or in connection with any dividends, distributions or redemptions with respect to any security of Seller or its Affiliates;

(d) any expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the Ancillary Agreements and the consummation of the Transactions, except as provided in Section 11.13;

(e) all Liabilities for Taxes relating to or arising out of the Business Assets or the operation of the Business prior to the Closing Date except for such Taxes that are the responsibility of Purchaser pursuant to Article VII;

(f) any Liability of Seller to any Business Employee or former Business Employee of Seller under or with respect to any Employee Agreement or Business Employee Plan, including for severance pay and accrued vacation payments due to termination of employment by Seller on or prior to the Closing Date;

(g) any Liability of Seller to any Affiliate of Seller; and

(h) any other Liability that is not referred to specifically in Section 2.3.

ARTICLE III

CLOSING; CONSIDERATION

3.1 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Business Assets contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Howard Rice Nemerovski Canady Falk & Rabkin, a Professional Corporation, San Francisco, California at 10:00 a.m. California time on (a) the second Business Day following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VIII or (b) at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree.

3.2 Consideration. The aggregate consideration for the sale and transfer of the Business Assets shall be:

(a) $18,000,000 (the “Purchase Price”), as such Purchase Price may be adjusted pursuant to Section 3.5 and Article IX below, payable as follow:

(i) on the Closing Date, Purchaser shall pay to Seller an amount in cash equal to $16,000,000 (the “Closing Payment”); and

(ii) on the first anniversary of the Closing Date, Purchaser shall pay to Seller an amount in cash equal to $2,000,000 (the “Anniversary Payment”), subject to adjustment pursuant to Section 3.5 and Article IX below; and

(b) the assumption by Purchaser of the Assumed Liabilities.

All payments of the Purchase Price shall be made by wire transfer or as otherwise directed by Seller in writing when due pursuant to the terms of this Agreement.

3.3 Seller’s Deliveries. On the Closing Date, Seller shall deliver to Purchaser:

(a) the Transition Services Agreement in substantially the form attached hereto as EXHIBIT B (the “Transition Services Agreement”), executed by an authorized officer of Seller;

(b) a Bill of Sale and Assignment in substantially the form attached hereto as EXHIBIT C (the “Bill of Sale”), executed by an authorized officer of Seller;

(c) a Copyright Assignment Agreement in substantially the form attached hereto as EXHIBIT D transferring all of the Copyrights primarily related to the Business and comprised in the Business IP to Purchaser (the “Copyright Assignment Agreement”), executed by an authorized officer of Seller;

(d) a Trademark Assignment Agreement in substantially the form attached hereto as EXHIBIT E transferring all of the Trademarks primarily related to the Business and comprised in the Business IP to Purchaser (the “Transferred Marks Assignment Agreement”, executed by an authorized officer of Seller);

(e) a Domain Name Transfer Agreement in substantially the form attached hereto as EXHIBIT F transferring all of the Websites to Purchaser (the “Domain Name Transfer Agreement”), executed by an authorized officer of Seller;

(f) a docket report prepared by Seller’s counsel in the ordinary course based on a review of the information and files provided by Seller that identifies and describes each action, filing and payment that must be taken or made on or before the date that is 90 days after the Closing Date in order to maintain each item of Registered Business IP in full force and effect;

(g) a certificate (the “Seller Closing Certificate”) executed by the Chief Executive Officer of Seller certifying that the conditions specified in Sections 8.1(a), 8.3(b), 8.3(c), 8.3(d) and 8.3(e) have been fulfilled;

(h) a certificate of a Secretary, Assistant Secretary or other similar officer of Seller certifying as to (i) the resolutions of the board of directors of Seller approving and authorizing this Agreement, the Ancillary Agreements to which Seller is a party and the Transactions and (ii) the requisite approval and authorization of this Agreement and the Transactions by the stockholders of Seller;

(i) a good standing certificate of Seller issued by the Secretary of State of the State of Delaware, dated as of a recent date;

(j) executed noncompetition and nonsolicitation agreements in the forms attached hereto as EXHIBIT I (together, the “Noncompetition and Nonsolicitation Agreements”); and

(k) a completed and executed certificate of evidence of non-foreign status that complies with Treasury Regulation Section 1.1445-2(b)(2).

3.4 Purchaser’s Deliveries. On the Closing Date, Purchaser shall deliver:

(a) to Seller, the Closing Payment, as identified in Section 3.2;

(b) the Transition Services Agreement in substantially the form attached hereto as EXHIBIT B, executed by an authorized officer of Purchaser;

(c) an executed instrument of assumption of liabilities with respect to the Assumed Liabilities substantially in the form of the Assumption of Liabilities attached hereto as EXHIBIT G (the “Assumption of Liabilities”);

(d) a Copyright Assignment Agreement in substantially the form attached hereto as EXHIBIT D, executed by an authorized officer of Purchaser;

(e) a Transferred Marks Assignment Agreement in substantially the form attached hereto as EXHIBIT E, executed by an authorized officer of Purchaser;

(f) a Domain Name Transfer Agreement in substantially the form attached hereto as EXHIBIT F, executed by an authorized officer of Purchaser;

(g) Noncompetition and Nonsolicitation Agreements in substantially the forms attached hereto as EXHIBIT I, executed by an authorized officer of Purchaser;

(h) a certificate (the “Purchaser Closing Certificate”) executed by an authorized officer of the Purchaser certifying that the conditions specified in Sections 8.2(b) and 8.2(c) have been fulfilled;

(i) a certificate, in form and substance reasonably satisfactory to Seller, of a Secretary, Assistant Secretary or other similar officer of Purchaser certifying as to the resolutions of the board of directors of Purchaser approving and authorizing this Agreement, the Ancillary Agreements to which Purchaser is a party and the Transactions; and

(j) a good standing certificate of Purchaser issued by the Secretary of State of the State of California, dated as of a recent date.

3.5 Purchase Price Adjustment.

(a) Post-Closing Statements. As promptly as practicable, but no later than 120 days after the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Closing Statement”) setting forth Seller’s final determination of the Net Working Capital as of the Closing Date (the “Closing Net Working Capital”). The Closing Statement shall be prepared in accordance with the definition of Net Working Capital and shall be accompanied by appropriate information and documentation in reasonable detail supporting Seller’s calculation.

(b) Upon receipt of the Closing Statement, Purchaser shall have 30 days (the “Review Period”) to review such Closing Statement and the related computation of Net Working Capital. To the extent reasonably necessary in connection with Purchaser’s review of the Closing Statement, Seller shall give Purchaser and its Representatives reasonable access to the personnel, books, records and other materials of the Business (including work papers prepared by Seller or its accountants); provided, however, that any such access shall be conducted during normal business hours, under the supervision of Seller’s personnel and in such a manner as not to interfere with the normal operations of its business. In connection with Purchaser’s review of the Closing Statement, Seller and Purchaser shall review all accounts receivable which remain uncollected as of such date and mutually, reasonably agree which remains collectible. Determination of collectibility will be based on information Seller and Purchaser deem relevant, including past time period to collect, financial wherewithal and any notices from the respective customers. Only the accounts receivable mutually agreed to be collectible will be included in the calculation of Final Net Working Capital and accounts deemed uncollectible shall be deemed Excluded Assets and shall be assets of Seller. If Purchaser has accepted the Closing Statement in writing or has not given written notice to Seller setting forth in reasonable detail any objection of Purchaser to such Closing Statement (a “Statement of Objections”) prior to the expiration of the Review Period, then the determination of Closing Net Working Capital set forth in such Closing Statement shall be deemed to be the amount of Closing Net Working Capital that is final and binding upon the parties for purposes of this Agreement (the “Final Net Working Capital”). In the event that Purchaser delivers a Statement of Objections during the Review Period, Purchaser and Seller shall use their commercially reasonable efforts to agree on the Final Net Working Capital within 30 days following the receipt by Seller of the Statement of Objections. If the Parties are unable to reach an agreement as to such amounts within such 30 day period, then the matter shall be submitted to Ernst & Young or, to the extent such firm is unwilling to accept such engagement, an independent accounting firm of national reputation mutually acceptable to the Parties (such accountant, the “Settlement Accountant”), who, acting as an expert and not as an arbitrator, shall resolve the matters still in dispute and adjust the Closing Statement to reflect such resolution and establish the Final Net Working Capital. The Settlement Accountant shall make such determination within 45 days following the submission of the matter to the Settlement Accountant for resolution, and such determination shall be final and binding upon Purchaser and Seller.

(c) In the event any dispute is submitted to the Settlement Accountant for resolution as provided in Section 3.5(b), the fees, charges and expenses of the Settlement Accountant shall be borne (i) exclusively by Seller if the Final Net Working Capital is less than the Closing Net Working Capital, (ii) exclusively by the Purchaser if the Final Net Working Capital exceeds the Closing Net Working Capital and (iii) fifty percent (50%) by each of Seller and Purchaser if Final Net Working Capital equals the Closing Net Working Capital.

(d) Following the determination of the Final Net Working Capital:

(i) if the Final Net Working Capital is greater than $2,973,000.00, Purchaser shall promptly pay Seller the difference;

(ii) if the Final Net Working Capital is equal to $2,973,000.00, the Anniversary Payment shall not be adjusted;

(iii) if the Final Net Working Capital is less than $2,973,000.00 but equal to or greater than $2,673,000.00, the Anniversary Payment shall be reduced by an amount equal to the sum of $2,973,000.00 minus the Final Net Working Capital; and

(iv) if the Final Net Working Capital is less than $2,673,000.00, then (x) the Anniversary Payment shall be reduced by $300,000.00, and (y) Seller shall promptly pay Purchaser an amount equal to the sum of $2,673,000.00 minus the Final Net Working Capital.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF SELLER

Except as specifically set forth in the Schedule of Exceptions, Seller hereby represents and warrants to Purchaser that the statements contained in this Article IV are true, correct and complete as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date. Notwithstanding anything to the contrary herein, (1) the representations and warranties set forth in this Article IV are made for the purpose of allocating contractual risk between the parties hereto and shall not constitute or be deemed to be an admission of fact to any third party concerning any item set forth herein and (2) the use and meaning of the term “material” (and variations thereof) herein may be different from the use and meaning of such term under applicable securities laws.

4.1 Due Organization; Power; No Subsidiaries; Etc. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, operate or lease the Business Assets. Seller is duly authorized to conduct business and is in good standing in each jurisdiction where such authorization is required to conduct the Business as presently conducted by it, except where the failure to be so qualified does not constitute a Material Adverse Effect. Except as set forth in Section 4.1 of the Schedule of Exceptions, no Subsidiary of Seller or any other Entity in which Seller holds an interest owns any of the Business Assets. Neither Seller nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of Seller or the winding up or cessation of Seller’s business or affairs.

4.2 Due Authorization. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is or is to become a party, the performance of its obligations hereunder and thereunder, and the Transactions have been duly and validly authorized by all necessary corporate action on the part of Seller other than the Seller Stockholder Approval. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or is to become a party and to perform its obligations hereunder and thereunder. Seller has obtained the unanimous approval of its board of directors for the approval of this Agreement, the Ancillary Agreements and the Transactions prior to the execution of this Agreement. This Agreement has been, and each of the Ancillary Agreements to which Seller is or is to become a party, when executed and assuming due authorization, execution and delivery by Purchaser and each other party hereto or thereto other than Seller, will be, duly executed and delivered by Seller and constitute valid and legally binding obligations of Seller enforceable in accordance with their respective terms, except as such enforceability may be (i) limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally (other than claims brought by Alan Meckler), and (ii) subject to the rules of law governing specific performance, injunctive relief, or other equitable remedies.

4.3 No Conflict; Third Party Consents. Except as set forth in Section 4.3 of the Schedule of Exceptions and assuming that the Seller Stockholder Approval is obtained, the execution and delivery of this Agreement does not, and the execution and delivery of the Ancillary Agreements to which Seller is a party will not, and the consummation of the Transactions will not (a) violate or conflict with the provisions of Seller’s certificate of incorporation or bylaws, (b) result in the imposition of any Encumbrance (other than the rights of Purchaser hereunder) upon any of the Business Assets, cause the acceleration, cancellation or material modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of, or result in the loss of a material benefit under, any Contract to which Seller is a party or by which Seller or the Business Assets are bound or (c) result in a material breach or violation by Seller of any of the terms, conditions or provisions of any Legal Requirement, Governmental Authorization or Governmental Order. Except as set forth in Section 4.3 of the Schedule of Exceptions and except for the Seller Stockholder Approval, Seller is not required to give any notice to any Person, and no consent, approval or authorization of, or registration or filing with, any Person or Governmental Authority is required in connection with the execution, delivery or performance by Seller of this Agreement or any of the Ancillary Agreements to which Seller is or is to become a party or the consummation of the Transactions.

4.4 Financial Statements.

(a) Seller has made available (including via EDGAR) to Purchaser true and complete copies of the Seller SEC Documents filed with the SEC by Seller on or prior to the Closing Date, and Seller shall make available (including via EDGAR) to Purchaser true and complete copies of any Seller SEC Documents filed with the SEC by Seller after the date hereof and prior to the Closing Date. As of their respective filing dates, (i) the Seller SEC Documents complied or will comply, as applicable, in all material respects with the requirements of the Exchange Act and the Securities Act and (ii) none of the Seller SEC Documents contained or will contain, as applicable, any untrue statement of a material fact related to the Business or the Business Assets, or omitted or will omit, as applicable, to state a material fact required to be stated therein or necessary to make the statements made therein related to the Business or the Business Assets, in the light of the circumstances under which they were made, not misleading, except to the extent amended or superseded by a subsequently filed Seller SEC Document.

(b) Section 4.4(b) of the Schedule of Exceptions sets forth the following financial statements of the Business: (i) the unaudited balance sheet of the Business as of December 31, 2008 and the related statements of income for the year then ended; and (ii) the unaudited balance sheet of the Business as of June 30, 2009 and the related statements of income for the six months then ended (together, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated (except as otherwise stated in such Financial Statements) and fairly present in all material respects the consolidated financial condition and the results of operations of the Business as at the respective dates thereof and for the periods indicated therein.

(c) Seller has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all material information relating to Seller, including its consolidated Subsidiaries, required to be disclosed by Seller in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and all such information is accumulated and communicated to Seller’s management, including its principal executive and principal financial officers, and to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Seller required under the Exchange Act with respect to such reports. Seller has disclosed, based on its most recent evaluation prior to the date hereof, to Seller’s outside auditors and the audit committee of Seller’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) that are reasonably likely to adversely affect Seller’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal control over financial reporting.

(d) Seller’s system of internal controls over financial reporting are reasonably sufficient in all material respects to provide reasonable assurance regarding the reliability of Seller’s financial reporting and financial statements, and include policies and procedures (i) providing reasonable assurance that (A) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and (B) receipts and expenditures are in accordance with the authorization of Seller’s management and directors and (ii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of Seller’s assets that could have a material effect on Seller’s financial statements. Except as set forth on Section 4.4(d) of the Schedule of Exceptions, no significant deficiency or material weakness was identified in management’s assessment of internal controls as of December 31, 2008 with respect to the Business or Business Assets, nor has any such deficiency or weakness been identified between that date and the date of this Agreement with respect to the Business or Business Assets.

4.5 Absence of Changes. From June 30, 2009 through the date hereof, (i) each of Seller and its Subsidiaries has, in all material respects, conducted the Business in the Ordinary Course of Business; (ii) there has not occurred any change, event or condition that is a Material Adverse Effect or would reasonably be expected to result in a Material Adverse Effect and (iii) Seller has not taken any of the actions that Seller has agreed not to take from the date hereof through the Closing Date pursuant to Section 6.2 of this Agreement.

4.6 No Undisclosed Liabilities. Neither Seller nor any of its Subsidiaries has any Liabilities of any nature with respect to the Business (whether accrued, matured or unmatured, fixed or contingent or otherwise) other than (i) those set forth or accrued for in the consolidated balance sheet (and the related notes thereto) of Seller and its Subsidiaries as of June 30, 2009 included in the Financial Statements (the “Unaudited Interim Balance Sheet”), (ii) those incurred in the Ordinary Course of Business since June 30, 2009 that individually do not exceed $20,000 and in the aggregate do not exceed $100,000, (iii) those incurred in connection with the execution of this Agreement or (iv) those set forth in Section 4.6 of the Schedule of Exceptions.

4.7 Receivables; Major Customers.

(a) Section 4.7(a) of the Schedule of Exceptions provides, in all material respects, an accurate and complete list of all accounts receivable and other receivables of Seller relating to the Business as of June 30, 2009, together with a range of days elapsed since invoice.

(b) All existing accounts receivable of Seller (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Unaudited Interim Balance Sheet and have not yet been collected): (i) represent valid obligations of customers of Seller arising from bona fide transactions entered into in the Ordinary Course of Business; and (ii) are, to the Knowledge of Seller, collectible (without any counterclaim or setoff).

(c) Section 4.7(c) of the Schedule of Exceptions accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer of the Business that accounted for (i) more than $50,000 of the gross revenues of Seller in 2008, or (ii) more than $25,000 of Seller’s gross revenues from January 1, 2009 through June 30, 2009. Seller has not received any written notice indicating that any customer required to be identified in Section 4.7(c) of the Schedule of Exceptions may cease dealing with Seller or may otherwise materially reduce the volume of business transacted by such Person with Seller below historical levels except in the Ordinary Course of Business.

4.8 Tangible Assets. Section 4.8 of the Schedule of Exceptions sets forth a list, as of the date of this Agreement, of each material item of Business Tangible Property. Seller has good, valid and marketable title to all such owned items of Business Tangible Property free of all Encumbrances other than Permitted Encumbrances or an enforceable right to use all leased items of Business Tangible Property. All such Business Tangible Property as it is operated on the date hereof: (i) is structurally sound, free of defects and deficiencies and in good condition and repair in all material respects (ordinary wear and tear excepted); (ii) complies in all material respects with, and is being operated and otherwise used in material compliance with, all applicable Legal Requirements; and (iii) is adequate for the uses to which it is being put. The Business Tangible Property is adequate for the conduct of the Business in the manner in which the Business is currently being conducted. All of the owned Business Tangible Property is owned by Seller free and clear of any Encumbrances, other than Permitted Encumbrances.

4.9 Leasehold Property. Section 4.9 of the Schedule of Exceptions sets forth a true, correct and complete list and contains a description (including street address and use) of all of the Leased Real Property. Except as set forth on Section 4.9 of the Schedule of Exceptions, Seller has no material maintenance or capital improvement obligations on the Leased Real Property in an amount over $10,000. The agreements pertaining to Leased Real Property are in full force and effect and valid and enforceable in accordance with their terms. The Leased Real Property is not subject to or subordinate to any Encumbrance, other than Permitted Encumbrances and Encumbrances which encumber the respective landlords’ interest in the Leased Real Property. Seller enjoys peaceful and undisturbed possession of such premises. The Leased Real Property is in a condition suitable for return to the lessor under the terms of the applicable agreement without payment of any penalty or forfeiture of a security deposit or any portion thereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice of lapse of time or both would become a default) under the respective leases of the Leased Real Property.

4.10 Intellectual Property; Privacy.

(a) Intentionally omitted.

(b) Registered IP. Section 4.10(b) of the Schedule of Exceptions accurately identifies: (i) each item of Registered Business IP; (ii) the jurisdiction in which each such item of Registered Business IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in each such item of Registered Business IP and the nature of such ownership interest. Section 4.10(b) of the Schedule of Exceptions also accurately identifies, with respect to each Website, the registrar for the domain name of such Website.

(c) Inbound Licenses. Section 4.10(c) of the Schedule of Exceptions accurately identifies: (i) each Business IP Contract pursuant to which any Intellectual Property Right is licensed, sold, assigned, or otherwise conveyed or provided (including in the form of a covenant not to assert) by any Person to Seller (other than (A) agreements between Seller and its employees or freelancers and (B) any non-customized Software that (1) is so licensed, sold, assigned, or otherwise conveyed or provided solely in executable or object code form pursuant to a non-exclusive, internal use software license, and (2) is generally available on standard terms and has been licensed by Seller for less than $5,000 for internal-use in the Business); and (ii) whether the licenses or rights granted to Seller in each such Business IP Contract are exclusive or non-exclusive.

(d) Outbound Licenses. Section 4.10(d) of the Schedule of Exceptions accurately identifies (i) each Business IP Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in (including in the form of a covenant not to assert), any Business IP (other than (A) the end user terms and conditions of use of the Websites, (B) any Business IP Contract that has expired or terminated and under which the benefit of any right or interest (including in the form of a covenant not to assert) granted in that Business IP Contract with respect to any Business IP does not continue to inure to any Person and (C) any Business IP Contract that grants non-exclusive, limited and restricted use of Business IP, is granted in the Ordinary Course of Business and does not materially limit or restrict the ability of Seller to use, exploit, assert, or enforce any Business IP anywhere in the world); and (ii) whether the licenses or rights granted under each such Business IP Contract are exclusive or non-exclusive. Seller is not bound by, and no Business IP is subject to, any Business Contract containing any covenant or other provision that in any way materially limits or restricts the ability of Seller to use, exploit, assert, or enforce any Business IP anywhere in the world.

(e) Royalty Obligations. Section 4.10(e) of the Schedule of Exceptions contains a complete and accurate list of all royalties, fees, commissions, and other amounts payable by Seller to any other Person (other than sales commissions paid to employees according to Seller’s standard commissions plan) upon or for the manufacture, sale, or distribution of any Business Product or the use of any Business IP.

(f) Standard Form IP Agreements. Seller has provided to the Purchaser a complete and accurate copy of Seller’s standard form of any Business IP Contract currently used by Seller or currently in effect, including Seller’s standard form of: (i) employee handbook; (ii) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; (iii) confidentiality or nondisclosure agreement; and (iv) end user terms and conditions of use of the Websites. Except as set forth in the Section 4.10(g)(iv) of the Schedule of Exceptions or as would not have a material and adverse effect on the Business, no Business IP Contract materially deviates from the corresponding standard form agreement provided to Purchaser in any of the following manners: (1) any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in (including in the form of a covenant not to assert), any Business IP that is materially broader in scope than as set forth in the corresponding standard form agreement; (2) any Person has granted an assignment of, or license, right or other interest to, any Intellectual Property or Intellectual Property Right that is materially narrower in scope than as set forth in the corresponding standard form agreement (excluding any Business IP Contract with any freelancer pursuant to which Seller is granted a shorter period of exclusive publication rights than as set forth in the corresponding standard form agreement provided to Purchaser); (3) Seller has undertaken any indemnification obligation that is materially broader in scope than as set forth in the corresponding standard form agreement; (4) any Person has undertaken any indemnification obligation that is materially narrower in scope than as set forth in the corresponding standard form agreement; or (5) any limitation of liability provision materially deviates from the corresponding standard form agreement.

(g) Ownership Free and Clear. Seller exclusively owns all right, title and interest to and in the Business IP free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Business IP Contracts identified in Section 4.10(d) of the Schedule of Exceptions or Permitted Encumbrances, or as set forth in Section 4.10(g) of the Schedule of Exceptions). Without limiting the generality of the foregoing:

(i) Employees and Contractors. Except as set forth in Section 4.10(g)(i)(i) of the Schedule of Exceptions, to the Knowledge of Seller, no current or former stockholder, officer, director or employee of Seller has any claim, right (whether or not currently exercisable) or interest to or in any Business IP or Business Product. To the Knowledge of Seller, no employee of the Business is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Seller or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his or her activities as an employee of Seller. Except as set forth in Section 4.10(g)(i)(ii) of the Schedule of Exceptions, to the Knowledge of Seller, each Person who is or was an employee or contractor of a third party who is or was involved in the creation or development of any Business Product or Business IP which has been assigned by such third party to Seller, has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Business Product or Business IP in relation to such third party (enabling such rights to be assigned from such third party to Seller) and confidentiality provisions protecting the Business IP.

(ii) Government Rights. To the Knowledge of Seller, no funding, facilities or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Business IP.

(iii) Protection of Proprietary Information. Seller has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Business or any Business Product that Seller holds, or purports to hold, as a trade secret. Without limiting the generality of the foregoing, no portion of the source code for any Software owned by Seller and currently used by Seller in connection with the Business has been disclosed or licensed to any escrow agent or other Person.

(iv) Past IP Dispositions. Except as set forth in the Section 4.10(g)(iv) of the Schedule of Exceptions, in the two-year period immediately preceding the date hereof, Seller has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person whereby such transfer would result in a Material Adverse Effect on the Business as presently conducted and that, absent such assignment or transfer, would constitute Business IP.

(v) Standards Bodies. Seller is not and has not been a member or promoter of, or a contributor to, any industry standards body or similar organization that requires or obligates Seller to grant or offer to any other Person any license or right to any Business IP.

(vi) Sufficiency. Seller owns or otherwise has, and at the Closing Purchaser will have, by ownership or license, all Intellectual Property Rights needed to conduct the Business as currently conducted and currently planned to be conducted.

(h) Valid and Enforceable. All Business IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) Misuse and Inequitable Conduct. Seller has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Business IP that is Registered IP.

(ii) Trademarks. Except as set forth in Section 4.10(h)(ii) of the Schedule of Exceptions, no trademark or trade name owned, used or applied for by Seller in connection with the Business (collectively, the “Business Trademarks”) conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person; provided, however, that the foregoing representation and warranty shall be deemed to be made to the Knowledge of Seller with respect to any such conflict or interference caused by the use by Seller of any Business Trademark on any Website in any jurisdiction in which (A) such Business Trademark also is not Registered Business IP and (B) such use is solely an incidental consequence of such Website being available on a worldwide basis (and not, for example, as a result of Seller intentionally targeting such Website or Business Trademark use to Persons in that jurisdiction). No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any Business Trademark.

(iii) Legal Requirements and Deadlines. Each item of Business IP that is Registered IP is and at all times has been in material compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Business IP in full force and effect have been made by the applicable deadline, except where such failure would not have a material and adverse effect on the Business. No application for a copyright or trademark registration or any other type of Registered IP filed by or on behalf of Seller in connection with the Business has been abandoned, allowed to lapse or rejected in the last two years, except where such failure would not have a material and adverse effect on the Business.

(iv) Interference Proceedings and Similar Claims. Except as set forth in Section 4.10(h)(iv) of the Schedule of Exceptions, no third party has challenged the scope, validity or enforceability of any Business IP in any Proceeding currently pending before the U.S. Patent and Trademark Office (or any foreign equivalent). To the Knowledge of Seller, there is no reasonable basis for a claim that any Business IP is invalid or unenforceable.

(i) Third-Party Infringement of Business IP. Except as set forth in Section 4.10(i) of the Schedule of Exceptions, to the Knowledge of Seller, no Person is currently infringing, misappropriating or otherwise violating any Business IP. Section 4.10(i) of the Schedule of Exceptions accurately identifies (and Seller has provided to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by Seller or any Representative of Seller in the past two years regarding any actual, alleged or suspected infringement or misappropriation of any Business IP (other than (i) any notice of infringement sent or otherwise delivered by Seller or any Representative of Seller under the Digital Millennium Copyright Act with respect to which the recipient has expeditiously removed or disabled access to the materials claimed to be infringing in such notice, (ii) cease and desist or other similar letters that were not material or that were otherwise resolved in the Ordinary Course of Business, where such resolution would not have a material and adverse effect on the Business), and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(j) Effects of This Transaction. Except as set forth in Section 4.10(j) of the Schedule of Exceptions, neither the execution, delivery or performance of this Agreement (or any of the Ancillary Agreements) nor the consummation of any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Business IP, (ii) a breach of or default under any Business IP Contract, (iii) the release, disclosure, or delivery of any Business IP by or to any escrow agent or other Person, or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Business IP.

(k) No Infringement of Third Party IP Rights. Except as set forth in Section 4.10(k) of the Schedule of Exceptions, in connection with the operation of the Business, including the making, using, selling, development, licensing and distribution of the Business Products by Seller, Seller has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition and no Business Product or Business Asset infringes, violates or makes unlawful use of any Intellectual Property Right of any other Person; provided, however, that the foregoing representation and warranty shall be deemed to be made to the Knowledge of Seller with respect to any such infringement, misappropriation or violation caused by the use by Seller of any Business Trademark on any Website in any jurisdiction in which (A) such Business Trademark also is not Registered Business IP and (B) such use is solely an incidental consequence of such Website being available on a worldwide basis (and not, for example, as a result of Seller intentionally targeting such Website or Business Trademark use to Persons in that jurisdiction). Except as set forth in Section 4.10(k) of the Schedule of Exceptions, to the Knowledge of Seller, there is no reasonable basis for a claim that Seller, through the operation of the Business or use of sale of any Business Product, has (i) engaged in unfair competition, (ii) has infringed or misappropriated any Intellectual Property Right of another Person. Except as set forth in Section 4.10(k) of the Schedule of Exceptions, to the Knowledge of Seller, there is no reasonable basis for a claim that any Business Product infringes, violates or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:

(i) Infringement Claims. Except as set forth in Section 4.10(k)(i) of the Schedule of Exceptions, no infringement, misappropriation or similar claim or Proceeding is pending or, to the Knowledge of Seller, threatened against Seller (or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by Seller) with respect to such claim or Proceeding with respect to the Business, Business Assets or Business IP. Other than any notice of infringement received by Seller under the Digital Millennium Copyright Act with respect to which Seller has expeditiously removed or disabled access to the materials claimed to be infringing in such notice, or cease and desist or other similar letters from third parties that were not material or that were otherwise resolved in the Ordinary Course of Business, where such resolution would not have a material and adverse effect on the Business, Seller has not received, within the two-year period preceding the Closing Date (or, in the case of any allegation of Patent infringement, within the four-year period preceding the Closing Date), any notice (whether in writing, via electronic communication or otherwise) (a) alleging infringement, misappropriation, or violation by Seller, the Business or the Business Assets, any of its employees or agents, or any Business Product of any Intellectual Property Rights of another Person or (b) asserting that Seller must (or suggesting that Seller) obtain a license to any Intellectual Property Right of another Person.

(ii) Other Infringement Liability. Except as set forth in the Section 4.10(k)(ii) of the Schedule of Exceptions, Seller is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in Seller’s standard forms of Business IP Contracts) with respect to the Business.

(iii) Infringement Claims Affecting In-Licensed IP. Except as set forth in the Section 4.10(k)(iii) of the Schedule of Exceptions, to the Knowledge of Seller, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to Seller in connection with the Business is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by Seller in connection with the operation of the Business, or (b) the design, development, marketing, distribution, provision, licensing or sale of any Business Product.

(l) Bugs. To the Knowledge of Seller, none of the Software used by Seller in connection with the Business at any time since January 1, 2008 (excluding any third-party software that is generally available on standard commercial terms and is licensed to Seller solely for internal use on a non-exclusive basis) (collectively, “Business Software”) either (i) contains any bug, defect or error that materially and adversely affects the use, functionality or performance of such Business Software or any product or system containing or used in conjunction with such Business Software, or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Business Software.

(m) Harmful Code. To the Knowledge of Seller, no Business Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

(n) Open Source. Section 4.10(n) of the Schedule of Exceptions accurately identifies and describes each item of Open Source Code that is contained in, distributed with, or used in the development of the Business Products or from which any part of any Business Product is derived. No Business Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Business Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of Seller to use or distribute any Business Product.

(o) Privacy. Section 4.10(o) of the Schedule of Exceptions contains each Business Privacy Policy and identifies, with respect to each such Business Privacy Policy, the period of time during which such Business Privacy Policy was or has been in effect. Seller has complied at all times and in all material respects with all of the Business Privacy Policies and with all applicable United States Legal Requirements pertaining to privacy (including the obtaining, storing, using or transmitting of User Data) and User Data. Seller has complied at all times and in all material respects with the “safe harbor” framework developed by the United States Department of Commerce in consultation with the European Commission regarding the European Commission’s Directive on Data Protection in connection with User Data (including the obtaining, storing, using or transmitting of User Data). To the Knowledge of Seller, Seller has complied with all other applicable foreign Legal Requirements pertaining to privacy (including the obtaining, storing, using or transmitting of User Data) and User Data, except where such failure to comply would not have a material and adverse effect on the Business. Neither the execution, delivery, or performance of this Agreement (or any of the Ancillary Agreements) nor the consummation of any of the Transactions, nor Purchaser’s possession or use of User Data, will result in any violation of any Business Privacy Policy or any applicable Legal Requirement pertaining to privacy or User Data.

(p) “Black Hat” SEO. Except as set forth in the Section 4.10(p) of the Schedule of Exceptions, Seller has not engaged in any “black hat” techniques for search engine results optimization with respect to the Websites, meaning any of the following practices: (i) link farming, meaning using websites that Seller owns or controls to secure links to the Websites or sites that link to the Websites; (ii) cloaking, meaning deliberately showing different content to search engines and human users to influence Seller’s search ranking or the content displayed within search results; (iii) doorway pages (similar to cloaking), meaning having a webpage that ranks for a phrase where the end user is then re-directed to a substantially different webpage (provided, that this technique is not a 301 webpage re-direct); (iv) hidden text, meaning using text on a website that is not meant to be read, but is for search engines; (v) selling links or using disguised exchanges or otherwise accepting anything of value for a link from the Websites to another website; (vi) website tools spam, including, without limitation, offering a website hit counter with a link back to a Website or any other means of getting a link back from a site owner without the their explicit knowledge (e.g., a wordpress theme download with a hidden link); and (vii) purchasing paid links, including, without limitation, purchasing links through networks.

(q) PPC. Except for trademarks or terms confusingly similar to trademarks in the URLs included in the Business Assets or as set forth in Section 4.10(q) of the Schedule of Exceptions, in connection with the Business, Seller does not currently and has not in the past twelve months used trademarks or terms confusingly similar to trademarks in the URL of a landing page or in any advertising copy. Seller has delivered to Purchaser monthly reports that set forth each keyword that Seller has bid on during the period from August 1, 2008 through July 31, 2009.

(r) AdSense. To the Knowledge of Seller, in the two-year period preceding the Closing Date, Seller has not violated in any material respect the terms and conditions of Google’s AdSense program. Google has never terminated any of Seller’s AdSense accounts or prohibited Seller from establishing an AdSense account under any taxpayer identification number.

(s) Advertising, Affiliate and Publisher Accounts. Except as set forth in Section 4.10(s) of the Schedule of Exceptions, to the Knowledge of Seller, in the two-year period preceding the Closing Date, Seller has not: (i) violated in any material respect the terms and conditions of any advertising, affiliate and publisher accounts that Seller has maintained in connection with the Business or any of the Websites; (ii) had any such advertising, affiliate or publisher account suspended or terminated by the operator of such account; or (iii) been prohibited from establishing an advertising, affiliate or publisher account in connection with the Business or any of the Websites under any taxpayer identification number.

4.11 Contracts.

(a) Subject to the limitations in Section 4.11(a)(i) below, Section 4.11(a) of the Schedule of Exceptions identifies and provides an accurate and complete list of each Business Contract (other than agreements with freelance writers). Without limiting the foregoing, Section 4.11 of the Schedule of Exceptions lists the following Business Contracts:

(i) all Advertising Agreements currently in effect (it being understood and agreed that Section 4.11(a)(i) of the Schedule of Exceptions will only list (a) all Advertisers, including a specific list of all “e-commerce” advertisers, (b) all Advertising Agreements other than insertion orders and (c) all insertion orders for Seller’s top ten customers (based on insertion orders received during the six month period ended June 30, 2009) that, as of the date hereof, are unperformed);

(ii) all Media Buying Agreements currently in effect;

(iii) all Client Agreements currently in effect;

(iv) all Business Contracts with individuals who serve as independent contractors or consultants to the Business (or similar arrangements) that are cancelable only upon payment of penalties or additional fees or upon more than 30 days’ notice;

(v) all Business Contracts relating to indebtedness for borrowed money, in each case having an outstanding principal amount in excess of $10,000;

(vi) all Business Contracts that limit or purport to limit the ability of Seller to (A) compete in any line of business or with any Person or in any geographic area or during any period of time, (B) to solicit, hire or retain any Person as an employee, consultant or independent contractor or (C) to develop, market or sell any product, technology or service to or for any other Person;

(vii) all Business Contracts that are leases for Leased Real Property;

(viii) all Business Contracts providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods or employee commission plans;

(ix) all Business Contracts in which another Person is or was appointed as a distributor, reseller or sales representative with respect to, or otherwise is or was authorized to market, promote, distribute, resell, sublicense, support or solicit orders for, any services or products of the Business;

(x) all Business Contracts for partnerships or joint ventures;

(xi) all Employee Agreements;

(xii) all Business Contracts that (A) grant any Person other than Seller and its Affiliates any (1) exclusive license, supply or distribution rights or other exclusive rights, (2) “most favored nation” rights or (3) rights of first refusal, rights of first negotiation or similar rights with respect to any Business Product or Business IP or (B) contain any provision that requires the purchase of all or a given portion of the Business’s requirements from a given Third Party;

(xiii) all Business Contracts between Seller and its Affiliates; and

(xiv) each Business Contract the Breach of which would have a Material Adverse Effect.

(b) Seller has delivered, or in accordance with Section 6.8 shall deliver, to the Purchaser accurate and complete copies of all written Assumed Contracts, including all amendments thereto, and a written summary setting forth the terms and conditions of each oral Assumed Contract. Each Business Contract is valid, binding and enforceable against Seller and, to the Knowledge of Seller, the other parties thereto in accordance with its terms and is in full force and effect. Except as set forth in Section 4.11(b) of the Schedule of Exceptions:

(i) Seller has not and, to the Knowledge of Seller, no other Person has violated or breached in any material respect, or declared or committed any material default under, any Business Contract currently in effect;

(ii) to the Knowledge of Seller, no event has occurred, and no circumstance or condition exists, that would reasonably be expected to (with or without notice or lapse of time) (A) result in a material violation or breach of any of the provisions of any Business Contract, (B) give any Person the right to declare a default or exercise any remedy under any Business Contract, (C) give any Person the right to accelerate the maturity or performance of any Business Contract, or (D) except as set forth in Section 4.11(b)(ii) of the Schedule of Exceptions, give any Person the right to cancel, terminate or modify any material Business Contract;

(iii) Except as set forth in Section 4.11(b)(iii) of the Schedule of Exceptions, Seller has not received any written notice or other communication regarding any actual, alleged, possible or potential material violation or breach of, or material default under, any Business Contract; and

(iv) Seller has not waived any of its material rights under any Business Contract.

(c) To the Knowledge of Seller, each Person against which Seller has or may acquire any rights under any Business Contract is solvent and is able to satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities to Seller.

(d) In connection with the Business Assets or the Assumed Liabilities: (i) Seller has not guaranteed or otherwise agreed to cause, insure or become liable for, and Seller has not pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person; and (ii) Seller has not been a party to or bound by (A) any joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract, or (B) any Contract that creates or grants to any Person, or provides for the creation or grant of, any option, stock appreciation right, phantom stock right, deferred compensation, or any other similar right or interest.

(e) Except as set forth in Section 4.11(e) of the Schedule of Exceptions, the Contracts identified in Section 4.11(a) of the Schedule of Exceptions collectively constitute all of the Contracts necessary to enable Seller to conduct the Business in the manner in which it is currently being conducted in all material respects.

4.12 Liabilities; Major Suppliers.

(a) Section 4.12 of the Schedule of Exceptions: (i) provides an accurate and complete breakdown and aging of Seller’s accounts payable as of the date of the Unaudited Interim Balance Sheet with respect to the Business and (ii) provides an accurate and complete breakdown of all customer deposits and other deposits held by Seller as of the date of this Agreement.

(b) Section 4.12 of the Schedule of Exceptions accurately identifies, and provides an accurate and complete breakdown of the amounts paid to each supplier or other Person that received (i) more than $25,000 from Seller in connection with the Business in 2008 or (ii) more than $12,500 from Seller in connection with the Business during the period from January 1, 2009 through June 30, 2009.

4.13 Compliance With Legal Requirements. Except as set forth in Section 4.13 of the Schedule of Exceptions:

(a) Seller is, and at all times since January 1, 2007 has been, in compliance in all material respects with each applicable Legal Requirement to which the Business, any of the Business Assets or the Assumed Liabilities are subject;

(b) to the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that would reasonably be expected (with or without notice or lapse of time) to constitute or result directly or indirectly in a material violation by Seller of, or a material failure on the part of Seller to comply with, any applicable Legal Requirement to which the Business, any of the Business Assets or the Assumed Liabilities are subject; and

(c) Except as set forth in Section 4.13(c) of the Schedule of Exceptions, Seller has not received, at any time since January 1, 2007, any written notice or, to the Knowledge of Seller, any other communication from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any applicable Legal Requirement to which the Business, any of the Business Assets or the Assumed Liabilities are subject, or (ii) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

4.14 Governmental Authorizations.

(a) Seller holds all material Governmental Authorizations (the “Business Governmental Authorizations”) necessary to (i) enable Seller to conduct the Business in the manner in which the Business is currently being conducted, and (ii) permit Seller to own and use the Business Assets in the manner in which they are currently owned and used. Each of the Business Governmental Authorization is valid and in full force and effect.

(b) Seller is and at all times has been in compliance in all material respects with all of the terms and requirements of each of the Business Governmental Authorizations.

(c) To the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that would reasonably be expected (with or without notice or lapse of time) to (A) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any of the Business Governmental Authorizations, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any of the Business Governmental Authorizations.

(d) Seller has not received, and, to the Knowledge of Seller, no employee of Seller has ever received, any written notice or other communication from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Business Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Business Governmental Authorization.

(e) To the Knowledge of Seller, all applications required to have been filed for the renewal of any of the Business Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Authorities, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Authority.

4.15 Tax Matters.

(a) Except as set forth in Section 4.15 of the Schedule of Exceptions, Seller has filed all Tax Returns required to be filed by it concerning or attributable to the Business, the Business Assets or the Assumed Liabilities, each such Tax Return with respect to the Business, the Business Assets or the Assumed Liabilities has been prepared in compliance with all material applicable Legal Requirements, and all such Tax Returns with respect to the Business, the Business Assets or the Assumed Liabilities, are true and accurate in all material respects.

(b) All Taxes concerning or attributable to the Business, the Business Assets or the Assumed Liabilities required to have been paid by Seller have been paid in full. Any Tax required to have been withheld from amounts owing to any employee or other Person or collected from any other Person by Seller with respect to the Business or the Business Assets has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Authority.

(c) No examination or audit of any Tax Return of Seller concerning or attributable to the Business, the Business Assets or the Assumed Liabilities has ever been conducted.

(d) Seller has never been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract, and after the Closing Date Seller will not be bound by any such agreements or have any liability thereunder. Seller has no liability for Taxes of any other Entity as a result of being or having been, before the Closing Date, a member of an affiliated, consolidated, combined or unitary group (other than an affiliated group the common parent of which was Seller).

(e) No claim or other Proceeding is pending or has been threatened in writing against or with respect to Seller in respect of any Tax concerning or attributable to the Business, the Business Assets or the Assumed Liabilities. There are no unsatisfied Liabilities for Taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) concerning or attributable to the Business, the Business Assets or the Assumed Liabilities with respect to any notice of deficiency or similar document received by Seller. There are no liens for Taxes on the assets of Seller (other than liens for Taxes not yet due and payable). Seller is not bound by any agreement or consent pursuant to former Section 341(f) of the Code.

(f) Each plan document with respect to each Business Employee Plan in which any Transferred Employee participated, and Employee Agreement to which any Transferred Employee was a party, that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, is, and has been since December 31, 2008, in compliance with Section 409A of the Code. Each

Business Employee Plan in which any Transferred Employee participated, and Employee Agreement to which any Transferred Employee was a party, that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is, and has been since January 1, 2005, in operational compliance with Section 409A of the Code.

(g) Seller is not a “United States real property holding corporation” within the meaning of Section 897 of the Code.

4.16 Employee and Labor Matters.

(a) Section 4.16(a) of the Schedule of Exceptions accurately sets forth, with respect to each Business Employee (including any such Business Employee who is on a leave of absence or on layoff status): (i) the name and title of such employee; (ii) the aggregate dollar amount of the compensation (including wages, salary, commissions, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type, but excluding health and welfare benefits generally available to all of Seller’s employees) received by such employee from Seller with respect to services performed in 2008 and 2009; (iii) such employee’s annualized compensation as of the date of this Agreement and (iv) to the Knowledge of Seller, any Governmental Authorization that is held by such employee and that is necessary for the conduct of the Business.

(b) Except as set forth on Section 4.16(b) of the Schedule of Exceptions, the employment of each Business Employee is terminable by Seller at will. Seller has delivered to the Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other similar materials relating to the employment of the Business Employees.

(c) To the Knowledge of Seller, no Business Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract with any Person that would reasonably be expected to have a Material Adverse Effect on: (i) the performance by such employee of any of his duties or responsibilities as an employee of Seller; or (ii) the Business.

(d) Section 4.16(d) of the Schedule of Exceptions sets forth, with respect to each independent contractor of the Business and each independent contractor performing services indirectly for the Business through an intermediary (in each case, excluding freelance writers): (i) the name of such independent contractor; (ii) a brief description of such independent contractor’s duties and responsibilities; (iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from Seller with respect to services performed in 2008 and 2009; (iv) the terms of compensation of such independent contractor; and (v) any Governmental Authorization that is held by such independent contractor and that is necessary for the conduct of the Business. Seller has no Knowledge that any current independent contractor of the Business intends to terminate providing services to Seller.

(e) In connection with the Business, Seller is not a party to or bound by, and Seller has never been a party to or bound by, any union contract, collective bargaining agreement or similar Contract.

(f) With respect to the Business, during the two-year period preceding the Closing Date, there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Seller or any of the Business Employees. There is not now pending, and, to the Knowledge of Seller, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and, to the Knowledge of Seller, no condition or circumstance exists, that would reasonably be expected to give rise, directly or indirectly, to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no Proceedings, suits, claims, labor disputes or grievances pending or, to the Knowledge of Seller, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Business Employee or former Business Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(g) With respect to the Business, none of the current independent contractors of Seller, former independent contractors of Seller who have provided services to Seller in the past two years or any other individual or entity currently providing services indirectly for Seller through an intermediary (i) should be reclassified as an employee under applicable Legal Requirement or (ii) is eligible to participate in any Business Employee Plan.

(h) With respect to the Business, Seller has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement.

4.17 Employee Benefit Plans and Compensation.

(a) Section 4.17(a) of the Schedule of Exceptions contains an accurate and complete list as of the date hereof of each Business Employee Plan and each Employee Agreement. Neither Seller nor any ERISA Affiliate intends or has committed to establish or enter into any new Business Employee Plan or Employee Agreement, or to modify any Business Employee Plan or Employee Agreement (except to conform any such Business Employee Plan or Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to the Purchaser in writing or as required by this Agreement).

(b) Seller has delivered to Purchaser correct and complete copies of each Employee Agreement, including all amendments thereto.

(c) Seller and each ERISA Affiliate has performed all material obligations required to be performed by it under each Business Employee Plan and is not in material default or violation of, and to Knowledge of Seller, there has been no default or violation by any other party to, the terms of any Business Employee Plan, and each Business Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code.

(d) Neither Seller nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any: (i) “defined benefit plan” within the meaning of Section 414 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) any Business Employee Plan that is not subject to United States law or that is for the benefit of persons whose services to Seller are performed primarily outside of the United States.

(e) No Business Employee Plan provides (except at no cost to Seller or the Purchaser), or reflects or represents any liability of Seller to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to Seller, Seller has never represented, promised or contracted (whether in oral or written form) to any Business Employee (either individually or to Business Employees as a group), any former Business Employee or any other Person that such Business Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(f) Seller: (i) is, and at all times since January 1, 2004 has been, in material compliance in all respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Business Employees and former Business Employees, including the health care continuation requirements of COBRA, the requirements of the United States Family Medical Leave Act, the requirements of the Health Insurance Portability and Accountability Act of 1996 and any similar provisions of state or foreign law; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Business Employees and former Business Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Business Employees or former Business Employees (other than routine payments to be made in the normal course of business and consistent with past practice). With respect to the Business Employees or former Business Employees, there are no pending or, to the Knowledge of Seller, threatened or reasonably anticipated claims or Proceedings against Seller under any worker’s compensation policy or long-term disability policy.

4.18 Environmental Matters. Seller is not liable or potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called “superfund” or “superlien” law or similar Legal Requirement, at or with respect to the Leased Real Property or any site used by the Business. Seller has never received any written notice or other communication from any Governmental Authority or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. No Person has ever commenced or, to the Knowledge of Seller, threatened to commence any contribution action or other Proceeding against Seller in connection with any such actual, alleged, possible or potential Liability; and no event has occurred, and, to the Knowledge of Seller, no condition or circumstance exists, that would reasonably be expected to, directly or indirectly, give rise to, or result in Seller becoming subject to, any such Liability at or with respect to the Leased Real Property or any site used by the Business. Except for de minimis amounts of such cleaning and other materials as would normally be associated with operations like those conducted on the Leased Real Property or any site used by the Business (which materials were used in compliance with all Legal Requirements), Seller has never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material (whether lawfully or unlawfully) at the Leased Real Property or any site used by the Business. To the Knowledge of Seller, Seller has never permitted any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully): (i) on or beneath the surface of the Leased Real Property or any real property that is, or that has at any time been, owned by, leased to, controlled by or used by the Business; (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property.

4.19 Insurance.

(a) Section 4.19 of the Schedule of Exceptions sets forth, with respect to each insurance policy covering the Business Assets or the Leased Real Property: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) a brief summary of the coverage provided by such policy; (iii) the annual premium payable with respect to such policy; and (iv) a description of any claims pending, and any claims that have been asserted in the past three years, with respect to such policy and that relate or related to any damage, destruction or loss of Business Assets in excess of $50,000.

(b) Each of the policies required to be identified in Section 4.19 of the Schedule of Exceptions is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the Knowledge of Seller, is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full.

(c) Seller has not received: (i) any written notice or, to the Knowledge of Seller, any other communication regarding the actual or possible cancellation or invalidation of any of the policies required to be identified in Section 4.19 of the Schedule of Exceptions or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; (ii) any written notice or, to the Knowledge of Seller, any other communication regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies required to be identified in Section 4.19 of the Schedule of Exceptions; or (iii) any indication that the issuer of any of the policies required to be identified in Section 4.19 of the Schedule of Exceptions may be unwilling or unable to perform any of its obligations thereunder.

4.20 Related Party Transactions. Except as disclosed in Section 4.20 of the Schedule of Exceptions, no Related Party has any direct or indirect interest of any nature in any of the Business Assets, Assumed Liabilities or other assets used in or otherwise relating to the Business. Except as disclosed in Section 4.20 of the Schedule of Exceptions, no Related Party has entered into, or has had any direct or indirect financial interest in, any Business Contract, the Business Assets or the Assumed Liabilities. To the Knowledge of Seller, no Related Party is competing, or has at any time since January 1, 2006 competed, directly or indirectly, with the Business or the Business Assets.

4.21 Proceedings; Orders.

(a) Except as set forth in Section 4.21(a) of the Schedule of Exceptions, there is no pending Proceeding, and to the Knowledge of Seller, no Person has threatened to commence any Proceeding: (i) that involves the Business Assets or the Assumed Liabilities (whether or not Seller is named as a party thereto); or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. No event has occurred, and to the Knowledge of Seller, no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise, directly or indirectly, to or serve as a basis for the commencement of any such Proceeding.

(b) Except as set forth in Section 4.21(b) of the Schedule of Exceptions, (i) no Proceeding has been commenced by or against Seller related to the Business Assets or the Assumed Liabilities since January 1, 2007, and (ii) no Proceeding otherwise involving or relating to the Business Assets or the Assumed Liabilities has been pending or, to the Knowledge of Seller, threatened at any time since January 1, 2007.

(c) Except as set forth in Section 4.21(c) of the Schedule of Exceptions, there is no Governmental Order to which the Business Assets or the Assumed Liabilities is subject.

(d) Except as set forth in Section 4.21(d) of the Schedule of Exceptions, to the Knowledge of Seller, (i) no Business Employee is subject to any Governmental Order that prohibits such

Business Employee from engaging in or continuing any conduct, activity or practice relating to the Business or the Business Assets and (ii) there is no proposed Governmental Order that, if issued or otherwise put into effect, would reasonably be expected to have an adverse effect on the Business Assets, the Business, condition, assets, liabilities, operations, financial performance or net income (or on any aspect or portion thereof) or on the ability of Seller to comply with or perform any covenant or obligation under this Agreement or any Ancillary Agreement, or would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

4.22 Credit Card Charges. With respect to each Client, Seller has valid authorization to charge such Client’s credit card(s) and all credit card charges during the 12 month period ending on the Closing Date which were finally rejected, disputed or charged back by Clients represented less than 0.5% of Seller’s net revenue during such 12 month period.

4.23 Negative Reviews. Section 4.23 of the Schedule of Exceptions lists (i) to the Knowledge of Seller all complaints filed against Seller with the Better Business Bureau since January 1, 2008, and (ii) all other complaints received by Seller in writing from Clients, Publishers and Advertisers since January 1, 2008, other than those received by Seller in the Ordinary Course of Business.

4.24 Title to Assets. Except as set forth in Section 4.24 of the Schedule of Exceptions, Seller owns all of the Business Assets free and clear of any Encumbrances other than Permitted Encumbrances.

4.25 Sufficiency of Assets. Except as set forth in Section 4.25 of the Schedule of Exceptions, the Business Assets, together with the assets or services to be provided or made available to Purchaser pursuant to the Transition Services Agreement, comprise all of the assets necessary for the conduct of the Business as it is being conducted as of the date hereof and as it will be conducted through the Closing and are sufficient for the Purchaser to conduct the Business as it is being conducted as of the date hereof from and after the Closing.

4.26 Opinion. Prior to the execution of this Agreement, Seller has received the opinion of Moelis & Company to the effect that as of the date set forth therein and based on and subject to the matters set forth therein, the Purchase Price is fair to Seller from a financial point of view, which opinion has not been withdrawn as of the date hereof.

4.27 Brokers. Except as set forth in Section 4.27 of the Schedule of Exceptions, Seller has not agreed or become obligated to pay, or has taken any action that could reasonably be expected to result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

The Purchaser hereby represents and warrants to Seller that the statements contained in this Article V are true, correct and complete as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date.

5.1 Due Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

5.2 Due Authorization. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is or is to become a party, the performance of its obligations hereunder and thereunder, and the Transactions have been duly and validly authorized by all necessary corporate action on the part of Purchaser. Purchaser has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or is to become a party and to perform its obligations hereunder and thereunder. This Agreement has been, and each of the Ancillary Agreements to which the Purchaser is or is to become a party, when executed and assuming due authorization, execution and delivery by Seller and each other party hereto or thereto, will be, duly executed and delivered by Purchaser and constitute valid and legally binding obligations of Purchaser enforceable in accordance with their respective terms, except as such enforceability may be (i) limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally, and (ii) subject to the rules of law governing specific performance, injunctive relief, or other equitable remedies.

5.3 No Conflict; Third Party Consents. The execution and delivery of this Agreement does not, and the execution and delivery of the Ancillary Agreements to which Purchaser is a party will not, and the consummation of the Transactions will not (a) violate or conflict with the provisions of Purchaser’s articles of incorporation or bylaws, or (b) result in a material breach or violation by Purchaser of any of the terms, conditions or provisions of any applicable Legal Requirement, Governmental Authorization or Governmental Order. Purchaser is not required to give any notice to any Person, and no consent, approval or authorization of, or registration or filing with, any Person or Governmental Authority is required in connection with the execution, delivery or performance by Purchaser of this Agreement or any of the Ancillary Agreements to which Purchaser is or is to become a party or the consummation of the Transactions.

5.4 Source of Funds. Purchaser has, and will have on the Closing Date, sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate all the Transactions.

5.5 Brokers. The Purchaser has not agreed or become obligated to pay, or has taken any action that could reasonably be expected to result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee, financial advisor’s fees or other similar commission or fee in connection with any of the Transactions.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Conduct of Business Prior to the Closing. Except as described in Section 6.1 of the Schedule of Exceptions, between the date hereof and the Closing, Seller agrees to operate the Business (except to the extent that Purchaser shall provide its prior written consent) in the Ordinary Course of Business in all material respects. Seller agrees to pay the debts and Taxes of the Business when due, to pay or perform other obligations of the Business when due (except for such debts, Taxes and obligations (i) not yet due and payable or (ii) being contested in good faith for which an appropriate reserve has been established on Seller’s Financial Statements in accordance with GAAP) and to use its commercially reasonable efforts to:

(a) keep available the services of the Business’ present officers and key employees;

(b) preserve the Business’ relationships with material customers, advertisers, suppliers, distributors, licensors, licensees and others having business dealings with it;

(c) keep the Business’ business and properties substantially intact, including its present operations, present facilities, working conditions and insurance policies;

(d) maintain all existing material customer, advertiser and affiliate relationships;

(e) comply in all material respects with the terms and conditions for Google’s AdSense and the terms and conditions of which the Seller has Knowledge of Google, Yahoo™ and/or MSN™ for web traffic;

(f) not materially amend the financial terms of any significant customer, advertiser or affiliate agreement or arrangement in a manner materially adverse to the Business;

(g) maintain purchasing volumes of its pay per click accounts with Google™ materially consistent with past practice including the keywords currently being purchased and not pause or suspend the activity in these accounts except in the Ordinary Course of Business;

(h) maintain the integrity of all Business Databases;

(i) maintain in good working condition, consistent with past practice and subject to normal wear and tear, all Business Tangible Property; and

(j) develop relationships with new advertisers at rates consistent with existing advertising rates, subject to changes in such rates as a result of market conditions, and provide services to those advertisers consistent with past practice in all material respects, subject to changes in such services as a result of market conditions.

Seller agrees to promptly notify Purchaser of any material event or occurrence or emergency not in the Ordinary Course of Business and any other material event involving the Business. Seller will not cause or permit the Business to engage in any material practice, take any material action, or enter into any material transaction outside the Ordinary Course of Business.

6.2 Actions Requiring Consent. Between the date hereof and the earlier of the Closing Date or the termination of this Agreement, except (a) as required, permitted or otherwise contemplated by this Agreement, (b) as may be required by applicable Legal Requirements, (c) as set forth on Section 6.2 of the Schedule of Exceptions, or (d) with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, Seller shall not:

(a) incur any indebtedness for borrowed money in excess of $5,000 individually or $10,000 in the aggregate except for in the Ordinary Course of Business;

(b) incur or assume any Liability, except for Current Liabilities incurred in the Ordinary Course of Business;

(c) enter into any transaction or take any other action that would reasonably be expected to cause or constitute a material Breach of any representation or warranty made by Seller in this Agreement if (A) such representation or warranty had been made as of the time of such transaction or action, (B) such transaction had been entered into, or such action had occurred, on or prior to the date of this Agreement or (C) such representation or warranty had been made as of the Closing;

(d) sell, lease or otherwise dispose of any material Business Asset other than in the Ordinary Course of Business;

(e) grant any Person any license, right (whether or not currently exercisable) or interest in (including in the form of a covenant not to assert), any Business IP other than in the Ordinary Course of Business;

(f) grant or announce any increase in the salaries, bonuses or other benefits payable to any Offer Recipient or any other Business Employees who provides services primarily in connection with the operation of the Business, other than as required by applicable Legal Requirements, pursuant to any Plans or Business Contracts existing on the date hereof or other ordinary increases consistent with past practices;

(g) terminate any Offer Recipient or other Business Employees who provides services primarily in connection with the operation of the Business, other than for cause, or engage in the permanent closing of any Business office;

(h) settle or compromise any pending or threatened Proceeding that exceeds $20,000 individually or $20,000 in the aggregate;

(i) incur capital expenditures in excess of $20,000;

(j) make any changes to the registration of any owned URLs or the hosting of any owned URLs, except as may be required as part of an existing disaster recovery program;

(k) materially alter the search engine optimization strategy of the Internet Properties included in the Business Assets except as required by changes in search engine optimization procedures by search engine operators, in an attempt to improve results, or in the Ordinary Course of Business;

(l) make any material changes to the content or look or feel of any Websites;

(m) make any material changes to the technology infrastructure or content management system;

(n) alter the commission structure of its advertising sales representatives in any material respect that would have the effect of reducing their incentive to sell advertising on the web properties included in the Business Assets; or

(o) agree to take any of the actions specified in Sections 6.2(a)-(n).

6.3 No Solicitation.

(a) Seller shall not, nor shall it permit or authorize any of its Subsidiaries or any of its Representatives to:

(i) solicit or initiate, or knowingly encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal;

(ii) participate in any discussions or negotiations regarding, or furnish to any Person any material, non-public information or data with respect to, or take any other action to knowingly facilitate the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; or

(iii) enter into any agreement (other than a confidentiality agreement entered into in accordance with this Agreement) with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal.

Notwithstanding anything contained in this Section 6.3 or any other provision hereof to the contrary, Seller or its board of directors may (A) take and disclose to Seller’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M A promulgated under the Exchange Act or (B) make such disclosure to Seller’s stockholders as, in the good faith judgment of Seller’s board of directors, after receiving advice from outside counsel, is required under applicable law; provided, that Seller may not, except as permitted by Section 6.6(b)(ii), withdraw or modify, or propose to withdraw or modify, its approval or recommendation of this Agreement or the Transactions. Prior to the date the Seller Stockholder Approval is obtained, Seller may also: (x) furnish information concerning its business, properties or assets to any Person or group pursuant to a confidentiality agreement with terms and conditions no less favorable than those of the Confidentiality Agreement, provided that Seller shall promptly, and in any event by 5:00pm, San Francisco time, on the first Business Day after the day on which Seller became aware of the same, provide to the Purchaser any non-public information concerning Seller provided to any other Person or group which was not previously provided to Purchaser; and (y) negotiate and participate in discussions and negotiations with such Person or group concerning a Takeover Proposal if in the case of both (x) and (y) such Takeover Proposal was received in circumstances not involving a breach of this Section 6.3 and Seller’s board of directors determines in good faith after consultation with its legal and financial advisors that such Person or group has submitted a bona fide, written Takeover Proposal that is, or is reasonably likely to result in, a Superior Proposal.

(b) Except as expressly permitted by Section 6.3(e) or Section 6.6(b)(ii), Seller’s board of directors shall not, directly or indirectly, (i) (A) withdraw (or amend or modify in a manner adverse to Purchaser) or publicly propose to withdraw (or amend or modify in a manner adverse to Purchaser), the Seller Board Recommendation, (B) recommend that its stockholders, adopt or approve, or propose publicly to recommend that its stockholders, adopt or approve, any Takeover Proposal or (C) fail to recommend against acceptance of any tender offer or exchange offer for Seller’s capital stock that constitutes a Takeover Proposal within ten Business Days after the commencement of such offer or (ii) approve or recommend, or publicly propose to approve or recommend, or allow Seller to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (other than a confidentiality agreement referred to in Section 6.3(a)) (A) constituting or that could reasonably be expected to lead to any Takeover Proposal or (B) requiring Seller to abandon, terminate or fail to consummate the Transactions.

(c) Seller will promptly (and in any event by 5:00pm, San Francisco time, on the first Business Day after the day on which Seller became aware of the same) notify Purchaser of the existence of any proposal, discussion, negotiation or inquiry received by Seller with respect to any Takeover Proposal, and Seller will promptly (and in any event by 5:00pm, San Francisco time, on the first Business Day after the day on which Seller became aware of the same) communicate to Purchaser the material terms and conditions of any proposal, discussion, negotiation or inquiry which it receives and of any material modifications thereof, including the identity of the Person making such proposal, discussion, negotiation or inquiry and copies of all written documentation relating to such, or a summary of the principal terms to the extent that it is not made in writing. Seller will keep Purchaser reasonably informed of the status and details of any such Takeover Proposal. Purchaser acknowledges and agrees that all such information provided pursuant to this Section 6.3(c) shall be “Information” for purposes of the Confidentiality Agreement.

(d) Upon execution of this Agreement, Seller shall, and it shall cause its Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal.

(e) Notwithstanding anything to the contrary contained in this Agreement, if the Seller’s board of directors receives a Superior Proposal prior to the receipt of the Seller Stockholder Approval that was made in circumstances not involving a breach of Section 6.3, Seller’s board of directors (i) may withdraw or modify, in a manner adverse to Purchaser, the Seller Board Recommendation if the board of directors of Seller determines in good faith, based on such matters as it deems relevant following consultation with its financial advisors and its outside counsel, that the failure to take such action would be reasonably likely to constitute a breach by the board of directors of Seller of its fiduciary duties under Delaware law, and (ii) may, in response to such Superior Proposal and within 48 hours after the expiration of the three Business Day period described below, enter into a Contract with respect to such Superior Proposal if Seller is permitted to terminate this Agreement on such date pursuant to the terms of Section 10.1(g) and, concurrently with its entering into such Contract shall have terminated this Agreement pursuant to Section 10.1(g) but only after the third Business Day following Purchaser’s receipt of written notice from Seller advising Purchaser that the Seller’s board of directors is prepared to enter into a Contract with respect to such Superior Proposal (which notice shall include the most current versions of such Contract) and terminate this Agreement, if during such three Business Day period, Seller and its Representatives shall have provided Purchaser with a reasonable opportunity to provide to Seller a binding written offer by Purchaser to amend the terms and conditions of this Agreement, and shall have considered in good faith any such binding, written offer of Purchaser to amend the terms and conditions of this Agreement delivered by Purchaser to Seller.

6.4 Access to Information.

(a) From the date hereof until the Closing, upon reasonable notice Seller shall (i) permit Purchaser and its authorized Representatives to have reasonable access to the offices, properties and books and records of Seller related to the Business, (ii) furnish to the Representatives of Purchaser such additional financial and operating data and other information regarding the Business (or copies thereof) as Purchaser may from time to time reasonably request and (iii) provide Purchaser with reasonable access to Scott Bialous, Gus Venditto and such other key Seller employees involved with the Business pursuant to a process, and at appropriate times, as may be mutually agreed to by Purchaser and Seller; provided, however, that any such access or furnishing of information shall be conducted during normal business hours, under the supervision of Seller’s personnel and in such a manner as not to interfere with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Purchaser if such disclosure would (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Legal Requirements, fiduciary duty or binding Contract entered into prior to the date hereof.

(b) In order to facilitate the resolution of any claims made against or incurred by Seller with respect to the Business, for a period of three years after the Closing, Purchaser shall (i) retain the Business Records relating to periods prior to the Closing, and (ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, under the supervision of the Purchaser’s personnel and in such a manner as not to interfere with the normal operations of the Business.

6.5 Confidentiality.

(a) Each of the Parties hereby agrees that this Agreement, the exhibits and schedules hereto, and any information obtained in any investigation pursuant to the negotiation and execution of this

Agreement or the effectuation of the Transactions, shall be governed by the terms of the letter agreement dated as of June 10, 2008 (the “Confidentiality Agreement”) between Seller and Purchaser. The Parties agree that the obligations of Purchaser under the Confidentiality Agreement shall terminate with respect to Information (as defined in the Confidentiality Agreement) relating exclusively to the Business as of the Closing; provided, however, that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms with respect to any Information not relating exclusively to the Business. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) Nothing provided to Purchaser pursuant to Section 6.4(a) shall in any way amend or diminish Purchaser’s obligations under the Confidentiality Agreement. Purchaser acknowledges and agrees that any Confidential Information (as such term is defined in the Confidentiality Agreement) provided to Purchaser pursuant to Section 6.4(a) or otherwise by Seller or any Representative thereof shall be subject to the terms and conditions of the Confidentiality Agreement.

6.6 Seller Stockholder Approval.

(a) Proxy Statement.

(i) Subject to the reasonable cooperation of Purchaser, as promptly as reasonably practicable following the execution of this Agreement, Seller shall prepare and file with the SEC the Proxy Statement and shall use reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to Seller’s stockholders as promptly as reasonably practicable after responding to all such comments to the satisfaction of the SEC. Seller shall notify Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence between Seller or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Transactions. Seller shall (i) provide Purchaser and its counsel a reasonable opportunity to review Seller’s proposed response to such comments, (ii) include in Seller’s response to such comments any input reasonably proposed by Purchaser and its counsel, and (iii) provide Purchaser and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC. If at any time prior to the Seller Stockholders’ Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, Seller shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. Purchaser shall cooperate with Seller in the preparation of the Proxy Statement or any amendment or supplement thereto. Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement, and any amendment or supplement thereto, before such document (or any amendment or supplement thereto) is filed with the SEC, and Seller shall include in such document any comments reasonably proposed by Purchaser and its counsel.

(ii) None of the information to be supplied by Seller or Purchaser for inclusion or incorporation by reference in (i) the Proxy Statement will, on the date the Proxy Statement is first mailed to Seller’s stockholders and at the time of the Seller Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller shall cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b) Stockholder Meeting.

(i) As promptly as reasonably practicable following the execution of this Agreement, Seller shall take all action necessary under applicable legal requirements to call, give notice of and hold a meeting of the holders of Seller’s capital stock to vote on a proposal to adopt this Agreement (the “Seller Stockholders’ Meeting”). The Seller Stockholders’ Meeting shall be held (on a date selected by Seller in consultation with Purchaser) as promptly as practicable after the mailing of the Proxy Statement. Seller shall use commercially reasonable efforts to ensure that all proxies solicited in connection with the Seller Stockholders’ Meeting are solicited in compliance with applicable legal requirements. Subject to the provisions of Section 6.6(b)(ii), the Proxy Statement shall include the Seller Board Recommendation.

(ii) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Seller Stockholder Approval, Seller’s board of directors, or any committee thereof, may withdraw or modify, in a manner adverse to Purchaser, the Seller Board Recommendation if Seller’s board of directors determines in good faith (after receiving advice of outside counsel) that the failure to do so would reasonably likely constitute a breach by the Seller’s board of directors of its fiduciary duties to Seller’s stockholders under Delaware Law.

6.7 Regulatory and Other Approvals; Novations and Consents.

(a) Authorizations and Consents. As promptly as practicable after the date hereof, Seller and Purchaser shall make all necessary or advisable filings with Governmental Authorities, and use reasonable best efforts to obtain all permits, approvals, authorizations and consents of all third parties, required to consummate the Transactions. Seller and Purchaser shall cooperate in good faith and use reasonable best efforts to furnish promptly to each other all information that is not otherwise available to the other Party and that such Party may reasonably request in connection with any such filing.

(b) Novation and Assignment of Contracts.

(i) Seller shall seek the transfer (by novation or assignment) of all Assumed Contracts from Seller to Purchaser, effective as of or as soon as reasonably practicable after the Closing Date. For each Assumed Contract, where consent of the other party or parties is required for assignment, Seller shall use commercially reasonable efforts to obtain the consent and approval of the other party or parties to that Assumed Contract to novate Seller’s obligations and rights to Purchaser, so that Purchaser is substituted for Seller under the Assumed Contract and Seller is relieved of all further Liabilities and rights. Failing approval for novation, Seller shall use commercially reasonable efforts to obtain all required consents and approvals for assignment of the Assumed Contract from Seller to Purchaser. Nothing in this Agreement shall be deemed to (x) require Seller to seek a novation or consent for assignment of a Contract which does not require such consent, or (y) constitute an assignment or novation of any Assumed Contract if the attempted assignment or novation thereof without consent of the other party thereto would constitute a breach thereof or would be ineffective with respect to any party to such Assumed Contract.

(ii) In the event any Assumed Contract cannot be transferred in accordance with Section 6.7(b)(i), then as of the Closing, this Agreement, to the extent permitted by applicable Legal Requirements and the terms of the Assumed Contract, shall constitute full and equitable assignment by Seller to Purchaser of all of Seller’s right, title and interest in and to, and assumption by Purchaser of all of Seller’s Liabilities (other than the Excluded Liabilities) under, such Assumed Contract, and Purchaser shall be deemed Seller’s agent for purpose of completing, fulfilling and discharging all of Seller’s liabilities thereunder. The Parties shall take all reasonably necessary steps and actions to provide Purchaser with the benefits of such Assumed Contract, and to relieve Seller of the performance and other obligations thereunder, including entry into subcontracts for the performance thereof.

(c) Alternative to Assignment. In the event Seller shall be unable to make the transfer of one or more Assumed Contracts as described in Section 6.7(b), or if such attempted assignment would give rise to any right of termination on the part of the other party to such Assumed Contract, or would otherwise adversely affect the rights of Purchaser under such Assumed Contract, or would not assign all of Seller’s rights thereunder at the Closing and provided Purchaser waives Section 8.3(e) (if applicable) with respect thereto, from and after the Closing, Seller and Purchaser shall continue to cooperate and use commercially reasonable efforts to obtain all consents and approvals required to provide Purchaser with all such rights. To the extent that any such consents and waivers are not obtained, or until the impediments to such assignment are resolved, Seller shall use commercially reasonable efforts to (i) provide to Purchaser, at the request of Purchaser, the benefits of any such Assumed Contract to the extent related to the Business, (ii) cooperate in any lawful arrangement designed to provide such benefits to Purchaser and (iii) enforce, at the request of and for the account of Purchaser, any rights of Seller arising from any such Assumed Contract against any third Person (including any Governmental Authority) including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser. To the extent that Purchaser is provided the benefits of any Assumed Contract referred to herein (whether from Seller or otherwise), Purchaser shall perform on behalf of Seller and for the benefit of any third Person (including any Governmental Authority) the obligations of Seller thereunder or in connection therewith. The parties agree to the additional matters regarding assignment set forth on Section 6.7(c) of the Disclosure Schedule with respect to certain Assumed Contracts.

6.8 Notifications; Update of Schedule of Exceptions. Until the Closing, Seller, on the one hand, and Purchaser, on the other hand, shall promptly notify the other Party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VIII becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice. Seller may, from time to time, prior to or at the Closing, by notice given in accordance with this Agreement, supplement or amend the Schedule of Exceptions to add to Sections 2.1(c) and 4.11 of the Schedule of Exceptions any Business Contract entered into after the date of this Agreement, provided such Business Contract was entered into in accordance with Sections 6.1 or 6.2). In such event, each written notice provided by Seller to Purchaser pursuant to this Section 6.8 to add Business Contracts to Sections 2.1(c) and 4.11 of the Schedule of Exceptions shall be deemed (i) to have amended such sections of the Schedule of Exceptions as of the date of such notice, (ii) to have added an Assumed Contract and qualified the representations and warranties of Seller in Section 4.11 as of the date of such notice and (iii) to have cured any Breach that otherwise might have existed hereunder by reason of such development; provided, however, that no such supplements or amendments, individually or in the aggregate, shall indicate the occurrence of an event or change that constitutes or would be reasonably expected to constitute a Material Adverse Effect. After the date hereof, Seller shall use commercially reasonable efforts to deliver (including via electronic means) to Purchaser no later than five Business Days prior to Closing copies of all insertion orders that are unperformed for each of the advertisers listed on Section 4.11(a)(i) of the Schedule of Exceptions that have not previously been provided to Purchaser (each such insertion order so delivered, a “Remaining IO”). Purchaser shall promptly review each Remaining IO when delivered and shall be deemed to have automatically approved the assumption of each Remaining IO, except to the extent that, within two Business Days following receipt of the Remaining IO, Purchaser (i) determines in good faith that such Remaining IO differs from the form of insertion order previously provided to Purchaser in a way that would reasonably be expected to have a material and adverse effect on Purchaser, and (ii) provides written notice to Seller of such determination and its election to not assume such Remaining IO (any such unassumed Remaining IO, a “Challenged IO”). Purchaser and Seller shall negotiate in good faith arrangements for Purchaser to perform Seller’s obligations under each Challenged IO that is unperformed. Sections 2.1(c) and 4.11 of the Schedule of Exceptions shall be deemed to have been amended with respect to all Remaining IOs (other than Challenged IOs), and each of such insertion orders shall be deemed to be Assumed Contracts. In addition, after the date hereof, Seller shall provide Purchaser with reasonable access, during normal business hours, to Seller’s electronic files for those parties that have been customers of the Business from July 31, 2008 through the date of the Closing.

6.9 Further Action.

(a) Each of the Parties shall use its reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VIII, as applicable to each of them, and to cause the Transactions to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make all filings with, and give all notices to, Third Parties that may be necessary or reasonably required on its part in order to consummate the Transactions on a timely basis.

(b) Each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Legal Requirements, and to execute and deliver, or cause to be executed and delivered, such documents and other papers as may be required to carry out the provisions of this Agreement and consummate the Transactions.

6.10 Production of Witnesses and Individuals; Privilege Matters.

(a) From and after the Closing, Seller, on the one hand, and Purchaser, on the other hand, shall make available to each other, upon written request, their (and their Affiliates’) respective officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such Person may be required in connection with any Proceeding in which the requesting Party may from time to time be involved relating to Seller or the Business, prior to or after the Closing. Access to such Persons shall be granted during normal business hours at a location and in a manner reasonably calculated to minimize disruption to such Persons and the Business. The Parties agree to reimburse each other for reasonable and documented out-of-pocket expenses, including attorneys’ fees, but excluding officers’ or employees’ salaries, incurred by the other in connection with providing individuals and witnesses pursuant to this Section 6.10(a).

(b) Except as required pursuant to any applicable Legal Requirement, from and after the Closing, Purchaser shall not intentionally disclose, and shall not permit any of its Affiliates to disclose intentionally, any documents or other information (i) that, if disclosed, would cause a waiver of any privilege that could be asserted under applicable Legal Requirements if such waiver would reasonably be expected to have an adverse effect on Seller, (ii) related to the Excluded Assets or the Excluded Liabilities, (iii) related to the process of the sale of the Business or (iv) related to a Third Party Claim, the defense of which has been assumed by Seller pursuant to Section 9.6.

6.11 Mail and Other Communications. Seller, on the one hand, and Purchaser, on the other hand, on behalf of itself and its Affiliates, authorizes Seller (and its officers, employees and agents), on the one hand, and Purchaser and its Affiliates (and their respective officers, directors, employees and agents), on the other hand, as the case may be, if any such Person receives any mail, telegram, package or other communication intended for another Party or such Party’s Affiliates and it is not readily apparent that such is the case, to open such communications and to retain the same to the extent that they relate to the business of the receiving Party. To the extent that any such communications relate to the business of the non-receiving Party, the receiving Party shall deliver such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party. No Party shall open mail unambiguously intended for another Party and marked confidential or proprietary. The provisions of this Section 6.11 are not intended to, and shall not be deemed to, constitute an authorization by a Party to permit another Party to accept service of process on its behalf, and no Party is or shall be deemed to be the agent of another Party for service of process purposes.

6.12 Public Disclosure. On or after the date hereof, Seller shall issue a press release regarding the terms of this Agreement and the Transactions, which press release shall be approved by Purchaser prior to its issuance (such approval not to be unreasonably withheld, delayed or conditioned). Seller and Purchaser shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the Transactions, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue any such press release or make such public statement or disclosure shall use commercially reasonable efforts to consult with the other Party before issuing such press release or making such public statement or disclosure and to cooperate with the other Party to accommodate any reasonable objections made thereto.

6.13 Transferred Employees.

(a) Prior to the Closing Date, Purchaser shall make an offer of employment effective as of the Closing Date to each of the individuals identified on Section 6.13(a) of the Schedule of Exceptions (each, an “Offer Recipient”) and each Offer Recipient who has accepted such offer of employment and who has become an employee of Purchaser shall be referred to herein as a “Transferred Employee”. Each such offer of employment shall be on terms substantially similar to the terms of employment between the Offer Recipient and Seller, as such terms existed on the date hereof, provided, however, that such Offer Recipient’s offer of employment shall be conditioned on execution of Purchaser’s form of Proprietary Information and Inventions Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, on and after the Closing Date, Purchaser may, at any time, terminate the employment of any Transferred Employee with Purchaser, or change the terms of any Transferred Employee’s employment with Purchaser (including his or her salary or wages or any employee benefits he or she is receiving), except as otherwise provided in any employment agreement between Purchaser and such Transferred Employee.

(c) On the Closing Date, Seller shall take such action as is necessary so that each Offer Recipient shall cease being a Business Employee and so that each Transferred Employee shall cease participation in any Business Employee Plan, and in accordance with the Noncompetition and Nonsolicitation Agreements, Seller shall not solicit on or after the Closing Date any Business Employee who was an Offer Recipient. On and after the Closing Date, Seller and its Affiliates, including all ERISA Affiliates, shall retain all Liabilities for claims incurred and any other matters occurring under the Business Employee Plans and Employee Agreements. On the Closing Date, Seller shall pay each Transferred Employee the amount of any accrued but unused vacation time (including flexible time off and sick pay) as of the Closing Date to which such Transferred Employee is entitled pursuant to the vacation policy of Seller immediately prior to the Closing Date. Seller shall retain any obligations for severance pay or other obligation of Seller that Seller must pay or satisfy due to Seller’s termination of all Offer Recipients’ employment with Seller in connection with their termination. Purchaser shall not (and shall cause each of its Subsidiaries and Affiliates not to), for a period of twelve months following the Closing Date, hire (whether as an employee, contractor, consultant or otherwise), or make any offer to so hire, any Offer Recipient who does not become a Transferred Employee unless Purchaser (i) provides prior written notice to Seller of its intention to so hire, or offer to hire, any such individual, and (ii) in connection with the actual hiring of any such individual, pays to Seller an amount equal to the amount of severance paid by Seller to such individual in connection with his or her termination.

(d) No provision of this Section 6.13 shall create any third party beneficiary or other rights in any Offer Recipient, Transferred Employee or former employee of Seller or any of their respective Affiliates (including any beneficiary or dependent of an Offer Recipient, Transferred Employee or any such former employee), including rights in respect of continued employment (or resumed employment) with Purchaser, or any pay or benefits provided under any Purchaser employee benefit plan, policy program or arrangement.

(e) For a period of 30 days following the Closing, at the reasonable request of Purchaser, Seller shall inform Purchaser of the number of employees terminated at any of Seller’s business locations.

6.14 Lease. Purchaser and Seller each shall use commercially reasonable efforts to cause the landlord under the lease of Seller’s facility in San Francisco to consent to the assignment of such lease to Purchaser on or prior to the Closing Date. Seller shall be responsible for the payment of all fees and expenses due and owing as a result of seeking such consent, including the fee for assignment and the reimbursement of all the legal fees of the landlord.

ARTICLE VII

TAXES

7.1 Taxes Related to Purchase of the Business Assets. All state and local sales, use, gross-receipts, transfer, gains, excise, value-added or other similar Taxes in connection with the transfer of the Business Assets and the assumption of the Assumed Liabilities, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment and delivery of the Business Assets or the performance of any obligations of Purchaser pursuant to this Agreement (collectively, “Transaction Taxes”), shall be paid by Seller on or prior to their due date.

7.2 Proration of Personal Property Taxes. All personal property Taxes and assessments on the Business Assets for any taxable period commencing prior to the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be prorated between Purchaser, on the one hand, and Seller, on the other hand, as of the close of business on the Closing Date based on the best information then available, with (a) Seller’s being liable for such Taxes attributable to any portion of a Straddle Period ending on or prior to the Closing Date and (b) Purchaser’s being liable for such Taxes attributable to any portion of a Straddle Period beginning after the Closing Date. Information available after the Closing Date that alters the amount of Taxes due with respect to the Straddle Period will be taken into account, and any change in the amount of such Taxes shall be prorated between Purchaser and Seller as set forth in the next sentence. All such prorations shall be allocated so that items relating to the portion of a Straddle Period ending on or prior to the Closing Date shall be allocated to Seller based upon the number of days in the Straddle Period on or prior to the Closing Date, and items related to the portion of a Straddle Period beginning after the Closing Date shall be allocated to Purchaser based upon the number of days in the Straddle Period after the Closing Date. The amount of all such prorations shall, if able to be calculated on or prior to the Closing Date, be paid on the Closing Date or, if not able to be calculated on or prior to the Closing Date, be calculated and paid as soon as practicable thereafter.

7.3 Cooperation on Tax Matters. Seller and Purchaser shall (and shall cause their respective Affiliates to) cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party’s expense) in a timely fashion such personnel, Tax data, relevant Tax Returns or portions thereof and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (a) for the preparation by such other Party of any Tax Returns or (b) in connection with any Tax audit or proceeding affecting or concerning one Party (or an Affiliate thereof) to the extent such Tax audit or proceeding relates to or arises from the operation of the Business before or after the Closing Date and/or the transactions contemplated by this Agreement. Any information made available by one Party (or an Affiliate) to the other Party (or an Affiliate) pursuant to this Section 7.3 shall be held in strict confidence by such other Party (or Affiliate) and shall be used solely by such other Party (or Affiliate) only in connection with the reason for which it was requested.

7.4 Retention of Tax Records. After the Closing Date and until the fourth anniversary thereof or such longer period as Seller may request in writing for a reasonable business purpose (including, without limitation, any examination of Tax Returns by a taxing authority or agency), Purchaser shall retain possession of all accounting, business, financial and Tax records and information that come into existence after the Closing Date but relate to the Business Assets and/or the operation of the Business before the Closing Date. In addition, from and after the Closing Date, Purchaser shall provide to Seller and its accountants, counsel and representatives (after reasonable notice and during normal business hours and without charge to Seller) access to the books, records, documents and other information relating to the Business Assets as Seller may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute and defend any Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer.

7.5 Allocation of Purchase Price and Purchase Price Allocation Forms.

(a) The Purchase Price, Assumed Liabilities and other relevant items shall be allocated among the Business Assets in accordance with Section 1060 of the Code. Purchaser shall engage at its expense a nationally recognized valuation firm to conduct a valuation of the Business Assets. Based on such valuation, Purchaser shall prepare and deliver to Seller an allocation schedule setting forth Purchaser’s proposed allocation of the Purchase Price, Assumed Liabilities and other relevant items among the Business Assets (the “Proposed Allocation Schedule”) within 60 days of the Closing Date or as soon thereafter as practicable. The Parties thereafter shall negotiate in good faith to agree upon a final allocation of the Purchase Price, Assumed Liabilities and other relevant items among the Business Assets within 30 days of the date of delivery of the Proposed Allocation Schedule.

(b) If the Parties do not reach agreement on the allocation within such period of time, Seller may engage a nationally recognized valuation firm at its sole expense to conduct a valuation of the Business Assets and shall deliver to Purchaser within 45 days a list of objections to the Proposed Allocation Schedule. The Parties thereafter shall negotiate in good faith to resolve any such objections within 30 days of the date of delivery of Seller’s objections to the Proposed Allocation Schedule. If the Parties are unable to agree on an allocation within such period of time, then the matter shall be submitted to the Settlement Accountant. The Settlement Accountant shall review the list of objections provided by Seller and any information, arguments and support each Party provides to support its position and, solely based on such information and not based on any independent review, shall make a final determination of the allocation within 45 days following the submission of the matter to the Settlement Accountant for resolution. The determination of the Settlement Accountant shall be final and binding on Purchaser and

Seller. Seller and Purchaser shall share the expenses of the Settlement Accountant equally. If Seller fails to engage a valuation firm or to provide a list of objections to the Proposed Allocation Schedule within the 45 days described in the first sentence of this Section 7.5(b) above, Seller shall be deemed to have waived any objections it may have had to the Proposed Allocation Schedule.

(c) The allocation determined by the Parties’ agreement on the Proposed Allocation Schedule, the Settlement Accountant or the waiver of Seller’s objections to the Proposed Allocation Schedule shall be the final allocation of the Purchase Price, Assumed Liabilities and other relevant items among the Business Assets (the “Allocation Schedule”). The Allocation Schedule shall identify the transferor and transferee thereof, and shall be prepared in accordance with United States Treasury Regulations Section 1.1060-1 (or any comparable provision of state or local tax applicable Legal Requirements) or any successor provision. The Parties shall report the federal, state, local and other Tax consequences of the purchase and sale hereunder (including in filings on IRS Form 8594) in a manner consistent with the Allocation Schedule and shall not take any position inconsistent therewith in connection with any Tax Return, refund claim, litigation or otherwise, unless and to the extent required to do so pursuant to applicable law. Seller and Purchaser shall cooperate in the filing of any forms (including IRS Form 8594) with respect to such allocation.

7.6 Unbilled Transactional Taxes. If a Tax assessment is levied upon any Party by an authorized tax jurisdiction for unbilled Transaction Taxes that are the obligation of the other Party under this Agreement, then the non-assessed Party shall reimburse the assessed Party for those taxes, including any interest and penalty other than any interest and penalty attributable to the assessed Party’s failure to promptly pay or protest such Tax when assessed.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions to Each Party’s Obligations. The obligations of the Purchaser and Seller to consummate the Transactions shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Stockholder Approval. Seller Stockholder Approval shall have been obtained;

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the Transactions illegal or otherwise restraining or prohibiting the consummation of the Transactions; and

(c) No Proceedings. No action or proceeding before any Governmental Authority shall have been threatened by any Governmental Authority or instituted by either any Governmental Authority or any other Person which seeks to prevent or materially delay the consummation of the Transactions or which challenges the validity or enforceability hereof and has a reasonable likelihood of being successful.

(d) Governmental Consents and Approval. The Parties and their respective Subsidiaries shall have timely obtained from any applicable Governmental Authority all approvals, waivers, consents or indications of non-objection, if any, necessary for the consummation of, or in connection with, the transactions contemplated hereby.

8.2 Additional Conditions to the Obligations of Seller. The obligations of Seller to consummate the Transactions shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following additional conditions:

(a) Delivery of Agreements, Documents and Other Items. Purchaser shall have delivered to Seller the agreements, documents and other items to be delivered pursuant to Section 3.4;

(b) Representations, Warranties and Covenants. All of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; and

(c) Covenants. Purchaser shall have performed or complied, in all material respects, with all of the covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or before the Closing.

8.3 Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Transactions shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following additional conditions:

(a) Delivery of Agreements, Documents and Other Items. Seller shall have delivered to Purchaser the agreements, documents and other items to be delivered pursuant to Section 3.3;

(b) Representations and Warranties. All of the representations and warranties of Seller contained in Sections 4.1 (Due Organization; Power; No Subsidiaries; Etc.), 4.2 (Due Authorization), and 4.24 (Title to Assets) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent in either respect such representations and warranties are expressly made only as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date). After taking into account any modification to the Schedule of Exceptions pursuant to Section 6.8 hereof, all of the other representations and warranties of Seller contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent in either respect such representations and warranties are expressly made only as of an earlier date, in which case they shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c) Covenants. Seller shall have performed or complied, in all material respects, with all of the covenants and agreements required by this Agreement to be performed or complied with by Seller at or before the Closing;

(d) No Material Adverse Effect. Since the date hereof, there shall not have occurred any event, development, circumstance or set of circumstances, which, individually or in the aggregate, has had or would reasonably be expect to have a Material Adverse Effect; and

(e) Release of Security Interest. Any security interest on the Business Assets shall have been released, including without limitation the security interest in the Business Assets held by Alan Meckler.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in (i) Sections 4.1 (Due Organization; Power; No Subsidiaries; Etc.), 4.2 (Due Authorization), 4.24 (Title to Assets), 5.1 (Purchaser’s Due Organization; Power) and 5.2 (Purchaser’s Due Authorization), shall survive the Closing without limitation, and (ii) Sections 4.15 (Tax Matters), and 4.18 (Environmental Matters) shall survive until the expiration of the applicable statute of limitations for the matters covered thereunder (the representations collectively identified in subsections (i) and (ii), the “Specified Representations”), and (iii) all other representations and warranties shall survive through the twelve month period following the Closing Date; provided that any claim made with reasonable specificity by the Person seeking to be indemnified within the time periods set forth in this Section 9.1 shall survive until such claim is finally and fully resolved. All covenants and agreements contained herein shall survive until fully discharged. The representations, warranties, covenants and obligations of Seller and the rights and remedies that may be exercised by any Purchaser Indemnified Party, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any Purchaser Indemnified Party or any of their Representatives.

9.2 Indemnification by Seller. Purchaser and its Affiliates, Representatives, officers, directors, employees, successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by Seller for and against any and all Liabilities, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages and amounts paid in settlement (including any Liability relating to third-party claims), but excluding any incidental, liquidated, special, indirect, punitive or consequential damages or lost profits (unless such damages or lost profits are part of a Third Party Claim) (each a “Loss” and, together, “Losses”), arising from or in connection with:

(a) the Excluded Liabilities or the Excluded Assets;

(b) the Breach of any representation or warranty made by Seller contained in this Agreement;

(c) the Breach of any covenant or agreement made by Seller contained in this Agreement;

(d) the noncompliance with any Legal Requirements related to fraudulent transfers in respect of the Transactions;

(e) any act of fraud by Seller or any officer, director, Affiliate or employee of Seller related to this Agreement or any of the Ancillary Agreements; or

(f) the failure of Seller to have entered into a valid, enforceable agreement with any Person who was involved in the creation or development of any Intellectual Property in connection with the Business pursuant to which such Person irrevocably and unconditionally assigned to Seller all Intellectual Property Rights pertaining to the Intellectual Property so created or developed by such Person.

9.3 Indemnification by Purchaser. Seller and its Affiliates, Representatives, officers, directors, employees, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by Purchaser for and against any and all Losses, arising from or in connection with:

(a) the Assumed Liabilities or the Business Assets;

(b) the Breach of any representation or warranty made by Purchaser contained in this Agreement;

(c) the Breach of any covenant or agreement made by Purchaser contained in this Agreement; or

(d) any act of fraud by Purchaser or any officer, director, Affiliate or employee of Purchaser related to this Agreement or any of the Ancillary Agreements.

9.4 Limits on Indemnification.

(a) No claim may be asserted nor may any Proceeding be commenced against either Seller or Purchaser for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Proceeding is received by such party describing in reasonable detail the subject matter of such claim or Proceeding on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Proceeding is based ceases to survive as set forth in Section 9.1, irrespective of whether the subject matter of such claim or Proceeding shall have occurred before or after such date.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) in the event of any breach or inaccuracy of any representation or warranty which includes any qualification as to “materiality” or “Material Adverse Effect,” for purposes of determining the amount of any Loss with respect to such breach or inaccuracy, no effect will be given to such qualification as to “materiality” or a “Material Adverse Effect” contained therein (for the avoidance of doubt, such qualifications would continue to apply to the determination as to whether or not a breach or inaccuracy had occurred, but not in the determination of the amount of the Loss);

(ii) an Indemnifying Party shall not be liable for any claim for indemnification for monetary damages pursuant to Sections 9.2(b), 9.2(f) or 9.3(b) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $200,000 (the “Deductible”), after which the Indemnifying Party shall be liable for the amount of such Loss in excess of the Deductible;

(iii) the maximum aggregate amount of monetary damages for indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Sections 9.2(b) (other than for a Breach of a Specified Representation) and 9.2(f) shall be equal to the amount of the Anniversary Payment (as may be reduced pursuant to Section 3.5(d) hereof), and the maximum aggregate amount of monetary damages for indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Sections 9.3(b) shall be equal to $2,000,000.00; provided, however, that in connection with a Breach of a Specified Representation, the maximum amount of monetary damages for indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 9.2(b) or 9.3(b) shall not be subject to such limit;

(iv) the Purchase Price adjustment (other than to the extent the adjustment reduces the aggregate amount available for indemnification and set-off as provided in Sections 9.4(b)(iii) and 9.9) and Taxes that are the subjects of Section 3.5 and Article VII, respectively, shall not be subject to this Article IX;

(v) notwithstanding the foregoing, the limitations on damages set forth in Sections 9.4(b)(ii) and (iii) shall not apply (x) in the case of fraud or other willful misconduct or (y) to Losses arising from the causes set forth in Section 9.2(a), 9.2(c) 9.2(d), 9.2(e), 9.3(a), 9.3(c) and 9.3(d); and

(vi) notwithstanding anything to the contrary herein, no Purchaser Indemnified Party shall be entitled to make any claim for indemnifiable Losses arising out of or resulting from the cause set forth in 9.2(f) unless the claim for such indemnifiable Losses is made on or prior to the first anniversary of the Closing Date; provided that any such claim made with reasonable specificity within such period shall survive until such claim is finally and fully resolved.

(c) Seller (including any officer or director of Seller) shall not have any right of contribution, indemnification or right of advancement from Purchaser or any other Purchaser Indemnified Party with respect to any Loss claimed by a Purchaser Indemnified Party. Purchaser (including any officer or director of Purchaser) shall not have any right of contribution, indemnification or right of advancement from Seller or any other Seller Indemnified Party with respect to any Loss claimed by a Seller Indemnified Party.

(d) Each payment by an Indemnifying Party made pursuant to this Article IX shall be reduced to the extent of any (i) insurance proceeds actually received by Purchaser or Seller, as applicable, or (ii) reimbursements or similar payments actually received by Purchaser or Seller, as applicable, from a third party with respect to such payment; provided, however, neither Purchaser nor Seller, as applicable, shall have any obligation whatsoever to seek any payments from, or take action with respect to, any insurance policies or third parties in lieu of or as a condition to receiving a payment from an Indemnifying Party under this Article IX and any such action shall be at the sole and absolute discretion of Purchaser or Seller, as applicable.

(e) In no event shall any Indemnified Party be entitled to recover for Losses pursuant to this Article IX to the extent that such Losses are accounted for on EXHIBIT H.

9.5 Notice of Loss.

(a) An Indemnified Party shall give the Indemnifying Party prompt written notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, stating in reasonable detail the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (an “Indemnification Claim Notice”). Any failure on the part of an Indemnified Party to provide notice promptly shall not limit any of the obligations of the Indemnifying Party, except to the extent such failure materially prejudices the Indemnifying Party’s ability to defend such claim.

(b) In the event that the Indemnifying Party shall not dispute any Losses or amounts in the Indemnification Claim Notice, the Indemnifying Party shall as soon as practicable, but in no event greater than 30 calendar days from receipt of the Indemnification Claim Notice, remit payment of the amounts of Loss to the Indemnified Party.

(c) In the event that the Indemnifying Party shall disagree with any Losses or amounts in the Indemnification Claim Notice within 30 calendar days following receipt of the Indemnification Claim Notice, the Indemnifying Party may deliver a notice of such disagreement (an “Indemnification Claim Dispute”) setting forth, in reasonable detail and to the extent practicable, each item or amount of Loss so disputed by the Indemnifying Party. In the event that the Indemnifying Party shall deliver to the Indemnified Party an Indemnification Claim Dispute, the Indemnified Party may either: (1) elect to negotiate any disputed item(s) and amount(s) of Loss or (2) refer any disputed item(s) and amount(s) to arbitration as set forth in Section 9.5(e) below for resolution in accordance with the terms and conditions thereof.

(d) In the event that the Indemnifying Party and the Indemnified Party shall reach agreement on any of the disputed items and amounts of Loss set forth in the Indemnification Claim Notice, then (A) the Indemnifying Party and the Indemnified Party shall (1) execute a memorandum setting forth the resolved item(s) and/or amount(s) of Loss and (2) refer any remaining disputed item(s) and amount(s) to arbitration as set forth in Section 9.5(e) below for resolution in accordance with the terms and conditions thereof and (B) the Indemnifying Party shall within 30 calendar days of the execution of such memorandum make the payment to the Indemnified Party of the agreed upon amount.

(e) Resolution of Conflicts.

(i) If no agreement between the Indemnifying Party and the Indemnified Party on the Losses set forth in the Indemnification Claim Notice can be reached after good faith negotiation and within 30 calendar days after delivery of an Indemnification Claim Notice, either the Indemnifying Party or the Indemnified Party may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a Third Party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be determined by arbitration conducted by one arbitrator mutually agreeable to the Indemnifying Party and the Indemnified Party. In the event that, within 30 calendar days after submission of any dispute to arbitration, the Indemnifying Party and the Indemnified Party cannot mutually agree on one arbitrator, then, within 15 calendar days after the end of such 30 calendar day period, the Indemnified Party shall select one arbitrator, and the Indemnifying Party shall select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If either the Indemnifying Party or the Indemnified Party fails to select an arbitrator during this 15 calendar day period, then the Indemnifying Party and the Indemnified Party agree that the arbitration will be conducted by one arbitrator selected by the Indemnifying Party or the Indemnified Party, as appropriate. Even after any arbitration begins, the Indemnifying Party and the Indemnified Party shall retain the right to come to an agreement upon the rights of the respective parties with respect to each of such claims. Upon reaching such agreement, a memorandum setting forth such agreement shall be prepared and signed by both parties and the arbitration shall cease.

(ii) Any such arbitration shall be held in Chicago, Illinois, under the rules then in effect of the American Arbitration Association. Unless otherwise determined by applicable law, the arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information in a reasonably expeditious and cost-effective manner from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent Delaware State court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in the Indemnification Claim Notice shall be final, binding, and conclusive upon the Parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within 30 calendar days of a decision of the arbitrator(s) requiring payment by the Indemnifying Party, the Indemnifying Party shall make the payment to the Indemnified Party.

(iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute among the Indemnifying Party and the Indemnified Party under this Article IX.

9.6 Third Party Claims. If an Indemnified Party shall receive notice of any Proceeding, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article IX, the Indemnified Party shall give the Indemnifying Party prompt written notice of such Third Party Claim stating in reasonable detail the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The Indemnifying Party shall be entitled to control the defense of such Third Party Claim through counsel of its choice at its own expense provided that the Indemnifying Party acknowledges its responsibility to indemnify the Indemnified Party for such Third Party Claim. If the Indemnifying Party so undertakes any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party does not undertake such defense and elects to allow the Indemnified Party to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment, such consent not to be unreasonably withheld, or unless the Indemnifying Party withdraws from the defense of such Third Party Claim Liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnifying Party assumes the defense of any such claims or proceeding pursuant to this Section 9.6, the Indemnifying Party shall have the power and authority to settle or consent to the entry of judgment in respect of such claim or proceeding without the consent of the Indemnified Party if the judgment or settlement results only in the payment by the Indemnifying Party of money damages and includes a release of the Indemnified Party from any and all liability thereunder, and, in all other events, the Indemnifying Party shall not consent to the entry of judgment or enter into any settlement in respect of a Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

9.7 Exclusive Remedy. Except as otherwise provided herein, Purchaser and Seller acknowledge and agree that following the Closing, the indemnification provisions of Section 9.2 and Section 9.3 shall be the sole and exclusive remedies of Purchaser and Seller for any breach by the other Party of the representations and warranties in this Agreement and for any failure by the other Party to perform and comply with any covenants and agreements in this Agreement, except that (a) if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the Parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or equity and (b) the foregoing clause shall not be deemed a waiver by any Party of any right or remedy arising by reason of any claim of fraud or intentional misrepresentation or intentional omissions with respect to this Agreement.

9.8 Characterization of Indemnification Payments. Purchaser and Seller agree to treat any payment made under this Article IX as an adjustment to the Purchase Price.

9.9 Setoff. In addition to any rights of setoff or other rights that an Indemnified Party may have at common law or otherwise against an Indemnifying Party, Purchaser shall have the right to withhold and deduct any sum that may be owed by Seller to Purchaser under this Article IX from the Anniversary Payment (as may be reduced pursuant to Section 3.5(d) hereof); provided that, unless otherwise agreed by Seller and Purchaser, the amount of any indemnifiable Losses arising out of or resulting from the causes set forth in Sections 9.2(b) (other than a Breach of a Specified Representation) and 9.2(f) shall be so withheld and deducted from the Anniversary Payment to the maximum extent allowed; provided further, that in the event that Purchaser proposes to set off any such sum against the Anniversary Payment, (a) Purchaser shall provide prior written notice of the proposed setoff to Seller specifying in reasonable detail the amount and basis thereof and (b) Purchaser shall not be obligated to pay to Seller such amount until the amount owed by Seller to Purchaser under this Article IX is finally determined in accordance with the provisions of this Article IX; provided, that Purchaser shall remain obligated, in accordance with Section 3.2, to timely pay the balance of the Anniversary Payment not subject to a pending, or finally determined, setoff claim pursuant to this Section 9.9.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of Seller and the Purchaser;

(b) by either Seller or Purchaser if the Closing shall not have occurred on or before December 5, 2009; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by the Purchaser if: (i) Seller shall have breached any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Sections 8.3(b) or (c) not to be satisfied and such breach shall not have been cured within 20 Business Days of receipt by Seller of written notice of such breach (provided that the right to terminate this Agreement by the Purchaser shall not be available to the Purchaser if the Purchaser is at that time in material breach of this Agreement); (ii) Seller’s board of directors shall have withdrawn or modified Seller Board Recommendation in any manner adverse to the Purchaser or shall have resolved to do so; or (iii) Seller’s board of directors shall (x) have recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do so, or (y) not have sent to holders of shares of Seller’s outstanding equity stock within 10 Business Days after the commencement of any tender or exchange offer or solicitation made in connection with any Takeover Proposal, a statement recommending rejection of such offer or solicitation;

(d) by Seller at any time prior to the Closing Date, if the Purchaser shall have breached any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Sections 8.2(b) or (c) not to be satisfied and such breach shall not have been cured within 20 Business Days of receipt by Purchaser of written notice of such breach (provided that the right to terminate this Agreement by Seller shall not be available to Seller if Seller is at that time in material breach of this Agreement);

(e) by either Seller or the Purchaser if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Sale shall have become final and nonappealable;

(f) by either Seller or the Purchaser if the Seller Stockholder Approval shall not have been obtained at the Seller Stockholders’ Meeting or any postponement or adjournment thereof; or

(g) by Seller, if at any time prior to receipt of the Seller Stockholder Approval, it concurrently enters into a definitive agreement providing for a Superior Proposal in accordance with Section 6.3(e); provided, however, that prior thereto or concurrently therewith Seller shall have paid or caused to be paid the Termination Fee to Purchaser in accordance with Section 10.3 of this Agreement (and such termination of this Agreement by Seller shall not take effect unless and until the Termination Fee shall have been so paid).

10.2 Effect of Termination. In the event of the termination of this Agreement by either Seller or Purchaser as provided in Section 10.1, this Agreement shall become null and void and have no further force or effect; provided, however, (a) the Parties shall not be released from any liability arising from or in connection with any Breach hereof occurring prior to such termination, (b) the Confidentiality Agreement shall remain in effect, and (c) the provisions of Section 6.5 (Confidentiality), 6.12 (Public Disclosure), 10.3 (Expenses and Termination Fee), this Section 10.2 and Article XI (General Provisions) shall survive any termination of this Agreement.

10.3 Expenses and Termination Fee.

(a) Whether or not the Closing shall have occurred, except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be borne by the Party incurring such costs and expenses, it being understood and agreed that expenses incurred in connection with preparing, filing, printing and distributing the Proxy Statement shall be expenses of Seller.

(b) In the event that Purchaser shall terminate this Agreement pursuant to Section 10.1(c)(ii) or (iii), or in the event that Seller shall terminate this Agreement pursuant to Section 10.1(g), Seller shall pay the Termination Fee to the Purchaser and reimburse the Purchaser’s Transaction Expenses.

(c) In the event that (A) either (i) the Purchaser shall terminate this Agreement pursuant to Section 10.1(c)(i), or (ii) the Purchaser or Seller shall terminate this Agreement pursuant to Section 10.1(e) or (f), (B) prior to the time of such termination there shall have been a Takeover Proposal with respect to Seller, and (C) within twelve months after such termination of this Agreement, either (i) a definitive agreement is entered into by Seller with respect to a Takeover Proposal or (ii) a Takeover Proposal is consummated, Seller shall pay the Termination Fee to the Purchaser and reimburse the Purchaser’s Transaction Expenses.

(d) In the event that either the Purchaser or Seller shall terminate this Agreement pursuant to Section 10.1(f), and no Takeover Proposal has been made prior thereto, Seller shall reimburse the Purchaser’s Transaction Expenses.

(e) In the event that Seller must pay a Termination Fee to the Purchaser or reimburse the Purchaser’s Transaction Expenses, Seller shall pay such amounts: (i) within ten days after the date of termination, in the event that the Termination Fee and Transaction Expenses are due pursuant to Section 10.3(b), (ii) at the earlier of the time that a definitive agreement is entered into by Seller or the time the Takeover Proposal is consummated, in the event that the Termination Fee and Transaction Expenses are due pursuant to Section 10.3(c), or (iii) within five days after the date of termination, in the event that the Transaction Expenses are due pursuant to Section 10.3(d).

(f) In the event that Seller fails to pay either the Termination Fee or the Transaction Expenses or both when due under this Section 10.3 and the Purchaser commences a suit which results in a judgment against Seller for such overdue amount, then (i) Seller shall reimburse the Purchaser for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with such suit and the collection of such overdue amount and (ii) Seller shall pay to the Purchaser interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Purchaser in full) at the rate of 7% per annum.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt between 9:00 am and 5:00 pm local time on a Business Day, or at 9:00 am local time on the next Business Day if delivered other than between 9:00 am and 5:00 pm local time on a Business Day) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):

(a)	if to Seller:

WebMediaBrands Inc.

23 Old Kings Highway South

Darien, CT 06820

Facsimile: (203) 655-5079

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Facsimile: (919) 781-4865

Attention: David Wilke, Esq.

(b)	if to Purchaser:

QuinStreet, Inc.

1051 East Hillsdale Blvd

Foster City, California 94404

Facsimile: (650) 350-1423

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation

3 Embarcadero Center, 7th Floor

San Francisco, California 94111

Facsimile: (415) 217-5910

Attention: Edward Deibert, Esq.

11.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Legal Requirement or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any of the Parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

11.3 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof and thereof.

11.4 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Seller and Purchaser (which consent may be not be unreasonably withheld), as the case may be; provided, however, that, Purchaser may assign this Agreement without the consent of Seller to (i) an Affiliate, provided that no such assignment shall relieve Purchaser of its obligations hereunder, or (ii) the buyer or surviving entity in connection with a merger (or other change of control of Purchaser) or the sale of all or substantially all of Purchaser’s assets.

11.5 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Seller and Purchaser or (b) by a waiver in accordance with Section 11.6.

11.6 Waiver. Either Seller or Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto or (c) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either Seller or Purchaser to assert any of their rights hereunder shall not constitute a waiver of any of such rights.

11.7 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Section 6.13 and Article IX), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

11.8 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

11.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without reference to principles of conflicts of laws) and any action brought to enforce any provision of this Agreement shall be commenced and maintained only in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware. The Parties agree and consent to the exclusive jurisdiction of such courts and agree not to plead in any action related to this Agreement that such courts are an unfit or inconvenient forum for the resolution of any such action.

11.10 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions. Each of the Parties hereby (a) certifies that no representative of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.10.

11.11 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in two or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

11.12 Further Assurances.

(a) Each Party shall execute and/or cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions. In furtherance of the foregoing, and notwithstanding anything herein to the contrary, Purchaser shall take all action to prepare and deliver to Seller all necessary documents and shall bear all fees, costs and expenses incurred in connection with the preparation, recordation and filing of any documents required to be prepared, recorded or filed, or performed for Intellectual Property assignments or otherwise and Purchaser shall reimburse Seller for any reasonable third party out-of-pocket fees, costs or expenses incurred by Seller in connection with this Section 11.12(a), other than Seller’s attorneys fees, if any, which shall be Seller’s sole obligation.

(b) From and after the Closing, if Purchaser identifies additional assets which were used primarily in connection with the Business (other than the Excluded Assets) but which were not transferred to Purchaser as part of the Transactions, including, without limitation, any additional Internet Properties which were not part of the Websites, Purchaser shall notify Seller and request that such asset be transferred to Purchaser. If Seller agrees that such asset should have been transferred to Purchaser, Seller shall promptly (and in no event more than 15 calendar days after Purchaser’s request) execute any documentation necessary to cause such asset to be transferred to Purchaser. If Seller does not agree that such asset should have been transferred to Purchaser, Purchaser and Seller shall meet to resolve any dispute regarding such asset. If no agreement between Seller and Purchaser can be reached after good faith negotiation within 30 calendar days after Purchaser’s request to transfer such asset, either Purchaser or Seller may demand arbitration of the matter pursuant to the provisions of Section 9.5(e)(i) of this Agreement. In addition, if after the Closing Seller identifies additional assets which were used primarily in connection with the Business (other than the Excluded Assets) but which were not transferred to Purchaser as part of the Transactions, Seller shall promptly cause such assets to be transferred to Purchaser.

(c) From and after the Closing, if Seller identifies assets which were not used primarily in connection with the Business but which were transferred to Purchaser as part of the Transactions, Seller shall notify Purchaser and request that such asset be transferred back to Seller. If Purchaser agrees that such asset should not have been transferred to Purchaser, Purchaser shall promptly (and in no event more than 15 calendar days after Seller’s request) execute any documentation necessary to cause such asset to be transferred back to Seller. If Purchaser does not agree that such asset should not have been transferred to Purchaser, Purchaser and Seller shall meet to resolve any dispute regarding such asset. If no agreement between Seller and Purchaser can be reached after good faith negotiation within 30 calendar days after Seller’s request to transfer such asset, either Purchaser or Seller may demand arbitration of the matter pursuant to the provisions of Section 9.5(e)(i) of this Agreement. In addition, if after the Closing Purchaser identifies assets which were not used primarily in connection with the Business but which were transferred to Purchaser as part of the Transactions, Purchaser shall promptly cause such assets to be transferred back to Seller. Notwithstanding the foregoing, Seller and Purchaser agree that all of the Websites are Business Assets and Seller will not seek to have transferred back to Seller any Website.

11.13 Attorney Fees. If any Proceeding relating to this Agreement or any of the Ancillary Agreements or the enforcement of any provision of any of this Agreement or any of the Ancillary Agreements is brought against any Party, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

11.14 Specific Performance. Subject to Article X, the Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages may not be an adequate remedy therefore. It is accordingly agreed that the Parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other Party and to seek to enforce specifically the terms and provisions of this Agreement against the other Party, this being in addition to any other remedy to which it is entitled at law or in equity.

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IN WITNESS WHEREOF, Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

WEBMEDIABRANDS INC., a Delaware corporation

By:	/s/ Alan M. Meckler

Name:	Alan M. Meckler

Tile:	Chairman & CEO

PURCHASER:

QUINSTREET, INC., a California corporation

By:	/s/ Douglas Valenti

Name:	Douglas Valenti

Tile:	CEO